TITANIUM GROUP LIMITED
                     UP TO 9,956,000 SHARES OF COMMON STOCK


         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Titanium Group Limited

         The selling shareholders named in this prospectus are offering 9,956,000 shares of common stock of Titanium Group Limited. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling shareholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling shareholders have set an offering price of $0.20 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See "Selling Stockholders" on page 47 for more information about the selling shareholders.

         Our common stock is presently not traded on any market or securities exchange. The offering price may not reflect the market price of our shares after the offering.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                  June 14, 2006

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9
DILUTION......................................................................10
DETERMINATION OF OFFERING PRICE...............................................10
DIVIDEND POLICY...............................................................10
USE OF PROCEEDS...............................................................10
SELECTED FINANCIAL DATA.......................................................10
HISTORICAL EXCHANGE RATES.....................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...........................................12
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE........................................20
BUSINESS......................................................................21
MANAGEMENT....................................................................32
EXECUTIVE COMPENSATION........................................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................37
TAXATION......................................................................39
DESCRIPTION OF SECURITIES.....................................................41
SELLING STOCKHOLDERS..........................................................47
PLAN OF DISTRIBUTION..........................................................50
LEGAL MATTERS.................................................................51
EXPERTS.......................................................................51
ADDITIONAL INFORMATION........................................................52
REPORTS TO STOCKHOLDERS.......................................................52
INDEX TO FINANCIAL STATEMENTS.................................................52

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

TITANIUM GROUP LIMITED

         Titanium Group Limited was incorporated on May 17, 2004 as an international business company pursuant to the International Business Companies Act of the British Virgin Islands ("BVI"). On June 22, 2005, we acquired all of the entire issued share capital of Titanium Technology Limited, a company incorporated in Hong Kong on February 14, 2001 with limited liability ("Titanium Technology"). On September 20, 2002, Titanium Technology and EAE Productions
(HK) Limited, a company incorporated in Hong Kong on October 8, 1997, established Titanium Technology (Shenzhen) Co., Ltd., a wholly foreign owned enterprise in China.

         We established a BVI company to hold Titanium Technology, as we believed that it would be easier to attract investment capital into a BVI company rather than a Hong Kong company. While the BVI entity is the parent company, our accounting history is that of Titanium Technology and therefore our operations go back to 2001 when Titanium Technology began operations.

         Through our wholly-owned subsidiary, Titanium Technology, we develop and market biometrics technologies. Based in Hong Kong, with a research and development center in ShenZhen, People's Republic of China ("PRC"), and a sales representative office in the United States, we have built a network of over 40 IT practitioners and researchers, enabling us to provide proprietary biometrics products and professional services. In order to ensure the sustainability of technological development, we have engaged both Tsinghua University and the Chinese Academy of Science, Institute of Automation to perform certain research and development work on our behalf.

         Our primary office is located at 4/F, BOCG Insurance Tower, 134-136 Des Voeux Road Central, Hong Kong, where our telephone number is 852 3427 3177. Our website is located at WWW.TITANIUM-TECH.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered..................9,956,000 shares of common stock.

Use of proceeds.....................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding..............50,000,000 shares of common stock.

Plan of distribution................The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

RISK FACTORS

         Investing in our securities involves a high degree of risk. You should consider carefully the information under the caption "Risk Factors" in deciding whether to purchase the Units.

SUMMARY FINANCIAL INFORMATION

         The following summary financial data (expressed in both United States Dollars (US$) and Hong Kong Dollars (HK$)) is derived from the unaudited financial statements for the three-month period ended March 31, 2006 and the fiscal years ended December 31, 2005, 2004 and 2003, included elsewhere in this prospectus. In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition.

Accordingly, for accounting purposes, the historical financial statements of Titanium Technology are the historical financial statements of the company.

         We have prepared the financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

As stated in United States dollars:

INCOME STATEMENT DATA:                          THREE MONTHS                         YEAR ENDED DECEMBER 31,
                                                   ENDED      -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003
                                                    2006           (US$)            (US$)             (US$)             2002
                                                    (US$)                         (RESTATED)       (RESTATED)           (US$)
                                                ------------  -------------------------------------------------------------------
Revenues                                        $   394,673    $   1,710,528    $     814,006     $     558,679    $     547,095
Net income (loss)                               $     7,468    $     101,924    $     162,844     $    (101,951)   $      66,801
Net income (loss) per common share              $      0.00    $       0.002    $       0.003     $      (0.002)   $        0.00


BALANCE SHEET DATA:                                                                       DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003              2002
                                                    2006           (US$)            (US$)             (US$)             (US$)
                                                    (US$)                         (RESTATED)       (RESTATED)
                                                ------------  -------------------------------------------------------------------
Working capital                                 $   767,751   $     777,119    $     236,560     $     112,106    $     104,727
Total assets                                    $ 1,411,865   $   1,351,479    $     535,896     $     394,350    $     331,051
Long-term debt                                  $         -   $           -    $     182,051     $     120,086    $           -
Stockholders' equity                            $ 1,060,020   $   1,051,859    $     181,263     $      18,730    $     120,809

As stated in Hong Kong dollars:

INCOME STATEMENT DATA:                          THREE MONTHS                         YEAR ENDED DECEMBER 31,
                                                   ENDED      -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003
                                                    2006           (HK$)            (HK$)             (HK$)             2002
                                                    (HK$)                         (RESTATED)       (RESTATED)           (HK$)
                                                ------------  -------------------------------------------------------------------
Revenues                                        $ 3,078,442   $  13,342,121    $   6,349,252     $   4,357,694    $   4,267,341
Net income (loss)                               $    58,249   $     795,004    $   1,270,181     $    (795,221)   $     521,046
Net income (loss) per common share              $     0.001   $       0.016    $       0.027     $      (0.017)   $        0.01


BALANCE SHEET DATA:                                                                       DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003              2002
                                                    2006           (HK$)            (HK$)             (HK$)             (HK$)
                                                    (HK$)                         (RESTATED)       (RESTATED)
                                                ------------  -------------------------------------------------------------------
Working capital                                 $ 5,988,455   $   6,061,528    $   1,845,168     $     874,425    $     816,872
Total assets                                    $11,012,543   $  10,541,537    $   4,179,992     $   3,075,927    $   2,582,201
Long-term debt                                  $         -   $           -    $   1,420,000     $     936,667    $           -
Stockholders' equity                            $ 8,268,149   $   8,204,496    $   1,413,851     $     146,097    $     942,309


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below that discuss the material risks related to an investment in us, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE ONLY A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE YOUR INVESTMENT IN OUR STOCK.

         Your evaluation of our business will be difficult because we have a limited operating history. Titanium Technology has been in business since February 2001. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, as well as our distribution channels; our need to manage expanding operations; and our dependence on technology which could become incompatible or out of date. Our business strategy may not be successful, and we may not successfully address these risks.

OUR SUCCESS AND ABILITY TO COMPETE DEPENDS UPON OUR ABILITY TO SECURE AND PROTECT OUR PROPRIETARY TECHNOLOGY.

         Our success depends on our ability to protect our proprietary technology. In the event that a third party misappropriates or infringes on our intellectual property, our business would be seriously harmed. Third parties may independently discover or invent competing technologies or reverse engineer our technology. We expect that if we should successfully licenses to use our technology, competitors may attempt to duplicate our technology. Even though we have been issued a patent from Hong Kong and even if we were to obtain copyright protection on the software, we would still have to enforce our rights against those who might attempt to infringe on our intellectual property, as patent protection does not necessarily deter infringement. Such enforcement efforts are likely to be expensive and time-consuming and we may lack the ability to engage in any significant enforcement efforts.

THE LOSS OF OUR OFFICERS AND DIRECTORS OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO MAINTAIN OUR BUSINESS OPERATIONS.

         Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors. Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could, to varying degrees, have an adverse effect on our operations and system development. We do not currently maintain "key-man" life insurance on any of our executives or directors, but we intend to have such policies in place in the near future. On the other hand, all of the key officers have employment contracts in place and significant stock ownership and we strongly believe that the stability of the core team will be maintained for a long period of time. Nevertheless, the loss of any one of them would have a material adverse affect on us and technically, there can be no assurance that the services of any member of our management will remain available to us for any period of time.

         The knowledge and expertise of our officers and directors are critical to our operations. There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leave our company. In the event that we should lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

WE DERIVE OVER HALF OF OUR REVENUES FROM A FEW CUSTOMERS, THE LOSS OF WHICH COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES.

         For the year ended December 31, 2005, four customers accounted for over 50% of our revenue. The following four customers were each over 10%: Elixir Group (Macau) Ltd. (13.2%), MTR Corporation Ltd. (12.0%), GuangXi Hai Tin Electric Ltd. (11.5%) and Adamson & Gonzalez SL (11.5%). Since a small number of customers account for a substantial portion of our revenues, the loss of any of our significant customers would cause revenue to decline and could have a material adverse effect on our business. While the customers who each accounted for over 10% of our revenue for the 2004 fiscal year are not the same as the four customers for the 2005 fiscal year, this indicates that we need to expand our client base so that we will no longer be subject to this risk.

WE FACE COMPETITION FROM EXISTING AND POTENTIAL COMPETITORS IN THE BIOMETRICS INDUSTRY, WHICH COULD FORCE US TO OFFER LOWER PRICES AND/OR NARROW OUR FOCUS, RESULTING IN REDUCED REVENUES.

         The current global political climate has heightened interest in the use of security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors in biometrics are developing and bringing to market products that use face recognition as well as eye, fingerprint, and other forms of biometric verification. Our products also will compete with other non-biometric technologies, such as certificate authorities and traditional keys, cards, surveillance systems, and passwords. Widespread adoption of one or more of these technologies or approaches in the markets we intend to target could significantly reduce the potential market for our systems and products. Due to our small size, it can be assumed that most if not all of our competitors have significantly greater financial, technical, marketing and other competitive resources. Many of our competitors and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, for example, to position themselves as being more experienced, having better products, and being more knowledgeable than us. To compete, we may be forced to offer lower prices and narrow our marketing focus, resulting in reduced revenues.

SECURITY BREACHES IN SYSTEMS THAT WE SELL OR MAINTAIN COULD RESULT IN THE DISCLOSURE OF SENSITIVE GOVERNMENT INFORMATION OR PRIVATE PERSONAL INFORMATION THAT COULD RESULT IN THE LOSS OF CLIENTS AND NEGATIVE PUBLICITY.

         Many of the systems we sell manage private personal information and protect information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to our business as a result of negative publicity and could prevent us from having further access to such systems or other similarly sensitive areas for other governmental clients. Our systems may also be affected by outages, delays and other difficulties. We do not have insurance coverage that would cover losses and liabilities that may result from such events.

THE MARKET FOR OUR SOLUTIONS IS STILL DEVELOPING AND IF THE INDUSTRY ADOPTS STANDARDS OR A PLATFORM DIFFERENT FROM OUR PLATFORM, THEN OUR COMPETITIVE POSITION WOULD BE NEGATIVELY AFFECTED.

         The market for identity solutions is still emerging. The evolution of this market is in a constant state of flux that may result in the development of different technologies and industry standards that are not compatible with our current products or technologies. In particular, the face recognition market lacks widely recognized industry standards for commercial use.

A LIMITED NUMBER OF STOCKHOLDERS WILL COLLECTIVELY CONTINUE TO OWN OVER 75% OF OUR COMMON STOCK AFTER THIS OFFERING AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER STOCKHOLDERS.

         Immediately after this offering, our directors and officers will continue to own more than 75% of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions after this offering. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

THERE IS A LACK OF A PUBLIC MARKET FOR OUR COMMON SHARES, WHICH LIMITS OUR SHAREHOLDERS ABILITY TO RESELL THEIR SHARES OR PLEDGE THEM AS COLLATERAL.

         There is currently no public market for our shares, and we cannot assure you that a market for our stock will develop. It is our understanding that a broker-dealer plans to submit a Form 211 to commence quotation of our stock on the OTC Bulletin Board. However, we cannot assure you that our common stock will be listed for quotation on the OTC Bulletin Board. If this effort should be unsuccessful, we intend to pursue listing on the OTC Bulletin Board through another broker-dealer. Consequently, investors may not be able to use their shares for collateral or loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, investors may not be able to resell their shares at or above the price they paid for them or may not be able to sell their shares at all.

         Due to the registration of the shares, we will be subject to the reporting requirements of the Securities Exchange Act of 1934. As a company that files reports under this Act, our common stock will be considered a "covered security" under the National Securities Market Improvement Act of 1996 for secondary trading transactions in most states. We also intend to obtain coverage in Standard & Poor's Corporation Records, which we believe will facilitate secondary trading of our shares.

REGULATIONS RELATING TO "PENNY STOCKS" MAY LIMIT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES AND, AS A RESULT, OUR SHAREHOLDERS MAY HAVE TO HOLD THEIR SHARES INDEFINITELY.

         If a market develops for our common stock, our common stock would, most likely, be subject to rules promulgated by the SEC relating to "penny stocks," which apply to non-NASDAQ companies whose stock trades at less than US$5.00 per share or whose tangible net worth is less than US$2,000,000 (HK$15,600,000). These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the security. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for the common stock.

AS WE HAVE PLEDGED ALL OF OUR ASSETS TO SECURE AN OVERDRAFT FACILITY AT OUR BANK, THE FAILURE TO COLLECT OUR ACCOUNTS RECEIVABLE COULD IMPAIR OUR OPERATIONS.

         We have a banking facilities arrangement with the bank where we maintain our checking account that allows us to overdraft our account up to US$256,410 (HK$2,000,000). Our officers and directors have provided their personal guarantees up to that amount for the banking facilities arrangement. Essentially this is a receivables revolving line of credit, as the borrowing is based on a percentage of our eligible accounts receivable. The bank charges interest on the overdraft at the higher of 1.5% over the Hong Kong prime rate or 2% over the overnight HIBOR (Hong Kong Interbank Offered Rate). At December 31, 2005, the rate charged was 9.5%, with the weighted average rate charged for 2005 being 8.5%. At March 31, 2006, the rate charged was 9.75%. The consequences of not paying according to the terms of our agreement with the bank are the same as for any other secured loan. The bank would be entitled to foreclose on the collateral and/or seek repayment from the guarantors. If foreclosure were to occur, our operations would be disrupted.

OUTSTANDING COMMON STOCK PURCHASE WARRANTS MAY NEGATIVELY IMPACT OUR ABILITY TO OBTAIN FUTURE EQUITY FINANCING ON FAVORABLE TERMS.

         As of the date of this prospectus, there are outstanding 3,000,000 common stock purchase warrants, each of which entitles the holder to purchase one share of common stock at an exercise price of US$0.50 per share through June 30, 2008. The warrants are redeemable at US$0.001 per warrant if the common stock is then listed on a recognized stock exchange or trading at US$1.00 per share for 20 consecutive trading days. These outstanding warrants could have the effect of keeping our stock from trading at prices substantially higher than US$0.50 per share. As the market price of the stock exceeds US$0.50 per share, holders of the warrants would be likely to exercise their warrants, thereby increasing the number of shares and potentially depressing the market price. This means that we would be able to obtain financing through the sale of our stock, but only at prices below US$0.50 per share. The lower the price of the stock, the more shares we would have to sell to raise a given amount of financing. Accordingly, as long as the warrants remain unexercised and outstanding, the terms under which we may be able to obtain additional capital financing may be adversely affected.

POTENTIAL FUTURE SALES UNDER RULE 144 WOULD INCREASE THE NUMBER OF SHARES IN THE MARKET AND MAY THEREBY DEPRESS THE MARKET PRICE FOR THE COMMON STOCK.

         In general, under Rule 144, a person who has satisfied a one-year holding period may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of us and who has beneficially owned the shares for a minimum period of two years. Therefore, the possible sale of our shares may, in the future, have a depressive effect on the price of our common stock in the market, should one develop.

WE ARE A BRITISH VIRGIN ISLANDS COMPANY AND, BECAUSE THE RIGHTS OF SHAREHOLDERS UNDER BRITISH VIRGIN ISLANDS LAW DIFFER FROM THOSE UNDER U.S. LAW, YOU MAY HAVE FEWER PROTECTIONS AS A SHAREHOLDER.

         Our corporate affairs are governed by our memorandum and articles of association, the International Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

BRITISH VIRGIN ISLANDS COMPANIES MAY NOT BE ABLE TO INITIATE SHAREHOLDER DERIVATIVE ACTIONS, THEREBY DEPRIVING SHAREHOLDERS OF THE ABILITY TO PROTECT THEIR INTERESTS.

         British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the US. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

AS A BRITISH VIRGIN ISLANDS CORPORATION, SHAREHOLDERS MAY HAVE DIFFICULTY IN ENFORCING JUDGMENTS AGAINST US, THEREBY RENDERING ANY JUDGMENTS USELESS.

         The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for losses suffered.

SINCE NONE OF OUR OFFICERS AND DIRECTORS IS A UNITED STATES RESIDENT, IT MAY BE DIFFICULT TO ENFORCE ANY LIABILITIES AGAINST THEM.

         All of our officers and directors reside in Hong Kong. Accordingly, if events should occur that give rise to any liability on the part of these persons, shareholders would likely have difficulty in enforcing such liabilities. If a shareholder desired to sue these persons, the shareholder would have to serve such persons with legal process. Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where assets are located.

OUR OFFICERS AND DIRECTORS MAY BE SUBJECT TO A LOWER STANDARD OF CARE OWED TO THE SHAREHOLDERS, WHICH MAY RESULT IN DECREASED CORPORATE PERFORMANCE.

         In most jurisdictions in the United States, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Under British Virgin Islands law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company.

         As a result of this risk and other discussed above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would if we were incorporated and operating in the United States.

CURRENCY CONVERSION CONTROL POLICY IN THE PRC AND EXCHANGE RATE RISK MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The PRC Government has strict restrictions on free conversion of RMB into foreign currencies and vice versa. On January 1, 1994, the PRC implemented a unified controlled exchange rate system based on market supply and demand. Based on such system, the People' Bank of China ("PBOC") quoted a daily exchange rate of RMB against US dollars based on the market rate for foreign exchange transaction conducted by the designated banks in the PRC foreign exchange market during the preceding day. The PBOC also quoted the exchange rates of RMB against other foreign currencies based on the international market rate.

         On July 21, 2005, PBOC announced that the PRC government reformed the exchange rate regime by moving into a managed floating exchange rate regime based on market supply and demand with reference to a basket of foreign currencies. As a result, RMB appreciated against U.S. dollars and Hong Kong dollars by approximately 2% on July 21, 2005. The value of RMB may continue to appreciate or depreciate in the future, subject to many factors, including future changes in the currency value of the basket of currencies with reference to which the RMB exchange rate is floated, changes in the PRC government's policy, domestic and international economic and political developments, as well as market supply and demand. Moreover, foreign exchange transactions under capital account (including principal payments in respect of foreign currency-denominated obligations) continue to be subject to foreign exchange controls and the approval of State Administration of Foreign Exchange of the PRC.

         The existing restrictions on the conversion of RMB into foreign currencies (and thus restrictions on the subsequent repatriation of those funds), and any tightening of such restrictions may have an adverse effect on our ability to obtain sufficient foreign currencies to meet our needs. Alternatively, in the event that RMB continues to appreciate in the future currencies (U.S. dollars, Hong Kong dollars or otherwise) and if RMB continues to appreciate in the future, we may incur exchange losses thereby affecting our profitability.

INVESTORS IN THE COMPANY COULD BE HARMED IF MANAGEMENT SHOULD ENGAGE IN COMPETING BUSINESSES.

         Our officers and directors are not prohibited from engaging in competing businesses. We do not have a right of first refusal pertaining to opportunities that come to their attention and related to the operations of the company. While we believe that the ownership of stock in the company is sufficient to motivate management to focus primarily on the business of the company, we cannot assure you that this will not occur. The BVI corporate statute applicable to the company requires officers and directors, in performing their functions, to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, but this may be difficult to enforce.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct.

                                    DILUTION

         The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                         DETERMINATION OF OFFERING PRICE

         Only the resale of the shares purchased in the private placement and certain shares owned by existing shareholders is being registered. The selling shareholders have set an offering price of US$0.20 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We believe that this price was based on the fact that most of the selling shareholders recently purchased their shares at that price and that this may be the best indicator or market price. They may not have perceived an increase in value of their shares since the date of purchase.

         The shares issuable upon exercise of the warrants sold in the private placement are not being registered. Most of the selling shareholders have warrants to purchase common stock exercisable at US$0.50 per share, but the warrants are exercisable until June 30, 2008. As the warrants are exercisable for some period of time, they may not have an urgency to exercise the warrants in the near future.


                                 DIVIDEND POLICY

         To date, we have not declared or paid any dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes.


                             SELECTED FINANCIAL DATA

         The following summary financial data (expressed in both United States Dollars (US$) and Hong Kong Dollars (HK$)) is derived from the unaudited financial statements for the three-month period ended March 31, 2006 and the fiscal years ended December 31, 2005, 2004 and 2003, included elsewhere in this prospectus. In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition. Accordingly, for accounting purposes, the historical financial statements of Titanium Technology are the historical financial statements of the company.

         We have prepared the financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

As stated in United States dollars:

INCOME STATEMENT DATA:                          THREE MONTHS                         YEAR ENDED DECEMBER 31,
                                                   ENDED      -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003
                                                    2006           (US$)            (US$)             (US$)             2002
                                                    (US$)                         (RESTATED)       (RESTATED)           (US$)
                                                ------------  -------------------------------------------------------------------
Revenues                                        $   394,673    $   1,710,528    $     814,006     $     558,679    $     547,095
Net income (loss)                               $     7,468    $     101,924    $     162,844     $    (101,951)   $      66,801
Net income (loss) per common share              $      0.00    $       0.002    $       0.003     $      (0.002)   $        0.00


BALANCE SHEET DATA:                                                                       DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003              2002
                                                    2006           (US$)            (US$)             (US$)             (US$)
                                                    (US$)                         (RESTATED)       (RESTATED)
                                                ------------  -------------------------------------------------------------------
Working capital                                 $   767,751   $     777,119    $     236,560     $     112,106    $     104,727
Total assets                                    $ 1,411,865   $   1,351,479    $     535,896     $     394,350    $     331,051
Long-term debt                                  $         -   $           -    $     182,051     $     120,086    $           -
Stockholders' equity                            $ 1,060,020   $   1,051,859    $     181,263     $      18,730    $     120,809

As stated in Hong Kong dollars:

INCOME STATEMENT DATA:                          THREE MONTHS                         YEAR ENDED DECEMBER 31,
                                                   ENDED      -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003
                                                    2006           (HK$)            (HK$)             (HK$)             2002
                                                    (HK$)                         (RESTATED)       (RESTATED)           (HK$)
                                                ------------  -------------------------------------------------------------------
Revenues                                        $ 3,078,442   $  13,342,121    $   6,349,252     $   4,357,694    $   4,267,341
Net income (loss)                               $    58,249   $     795,004    $   1,270,181     $    (795,221)   $     521,046
Net income (loss) per common share              $     0.001   $       0.016    $       0.027     $      (0.017)   $        0.01


BALANCE SHEET DATA:                                                                       DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                  MARCH 31,        2005              2004             2003              2002
                                                    2006           (HK$)            (HK$)             (HK$)             (HK$)
                                                    (HK$)                         (RESTATED)       (RESTATED)
                                                ------------  -------------------------------------------------------------------
Working capital                                 $ 5,988,455   $   6,061,528    $   1,845,168     $     874,425    $     816,872
Total assets                                    $11,012,543   $  10,541,537    $   4,179,992     $   3,075,927    $   2,582,201
Long-term debt                                  $         -   $           -    $   1,420,000     $     936,667    $           -
Stockholders' equity                            $ 8,268,149   $   8,204,496    $   1,413,851     $     146,097    $     942,309



                            HISTORICAL EXCHANGE RATES

         Since October 17, 1983, the Hong Kong dollar has been pegged to the U.S. dollar at HK$7.80 to US$1.00.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition. Accordingly, for accounting purposes, the historical financial statements of Titanium Technology are the historical financial statements of the company.

         As Titanium Technology is a software development company, it earns revenues primarily through license sales of its products, which utilize the proprietary technology it develops. Development of the technology requires a significant outlay of cash before a viable product is developed that utilizes the technology. After development of a product, even more cash is required to market the product before any revenues are realized. Accordingly, the challenge that faces many software development companies is being able to obtain enough cash to fund research and development and marketing expenses and sustain the company until revenues are generated. Such funds are needed fairly quickly after products are developed, as the environment in which the products are used is constantly changing. Companies face the risk of discovering that their products do not meet the needs of the potential customers or are technologically outdated after a marketing campaign is launched. If that happens, the research and development costs are never recouped.

         Titanium Technology has been able to generate revenues rather early in the company's development, which have funded research and development expenses, as well as selling, general and administrative expenses. For example, during the year ended December 31, 2002, revenues were US$547,095 (HK$4,267,341) and the gross profit was US$295,190 (HK$2,302,481). This amount was sufficient to sustain our selling, general and administrative expenses of US$143,299 (HK$1,117,729), as well as our research and development costs of US$84,936 (HK$662,500).

         As compared to companies located in the United States, we believe that we have lower personnel costs, which are our primarily costs of doing business. We believe that this has been the main reason for our having generated net income for three of the last four fiscal years.

         While we have been able to develop proprietary products mainly based on proceeds from sales revenues and from subsidy income received from the Hong Kong government, we believe that external funding from investors can stimulate and accelerate product development and marketing for a number of reasons. First, the company has now achieved a certain amount of recognition in the biometrics industry, especially in Hong Kong and the surrounding region. It has also established several important marketing channels, most notably a sole distributor in Japan who brought along opportunities and major customers such as the NTT Group. Second, there is increased awareness in the personal security area in which biometric technologies are some of the most commonly used applications. We expect the global market size to grow due to concerns about identity theft and security. Third, we have developed technology within the past year that we believe can be utilized in a one-to-many application. Based on this developed technology, management believes that the company should try to market its products and services in areas outside of Asia and compete in a larger market.

         We raised net proceeds of US$517,425 (HK$4,035,915) through a private placement of securities. These proceeds are being used to provide the funds necessary to implement the next step in our business plan, which is becoming a publicly-held company in the United States. Funds are being used for legal, accounting, and corporate consulting services and working capital. We believe that by becoming a publicly-held company, we will enhance the visibility of our products and services and our ability to obtain additional financing in the future.

CRITICAL ACCOUNTING POLICIES

         REVENUE RECOGNITION. We generate revenues principally from contracts for facial-based biometric identification and security projects, which typically include outside purchased workstations and live-scan devices, bundled with our proprietary software. In all cases, the customers are granted a license to use the software in perpetuity so long as the software is installed on the hardware for which it was originally intended. The contract price of our facial-based biometric identification and security projects generally includes twelve months of free post-contract customer support. We also generate revenues from services performed under fixed-price and time-and-material agreements. To a lesser extent, we also generate revenues from sales of our proprietary biometrics products and re-sales of products sourced from outside third parties. We classify the revenues generated by these activities as either project products revenue, project services revenue, or maintenance services revenue. Maintenance services are what the customer purchases if support and software upgrades are desired after the free twelve-month period.

         We apply the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." For arrangements that require significant production, modification, or customization of software, we apply the provisions of Accounting Research Bulletin ("ARB") No. 45, "Long-Term Construction-Type Contracts," and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." We also consider the guidance of the Emerging Issues Task Force ("EITF") Topic 00-21, "Revenue Arrangements with Multiple Deliverables" with respect to the recognition of revenue from the sale of hardware components (separate accounting units) of a multiple deliverable arrangement. While these statements govern the basis for revenue recognition, significant judgment and the use of estimates are required in connection with the determination of the amount of product, maintenance and service revenue as well as the amount of deferred revenue to be recognized in each accounting period. Material differences may result in the amount and timing of our revenue for any period if actual results differ from management's judgment or estimates.

         PRODUCTS REVENUE. The timing of product revenue recognition is dependent on the nature of the product sold. Product arrangements comprising multiple deliverables including software, hardware, professional services, and maintenance are generally categorized into one of the following:

            o FACIAL-BASED BIOMETRIC IDENTIFICATION AND SECURITY PROJECTS THAT DO NOT REQUIRE SIGNIFICANT MODIFICATION OR CUSTOMIZATION OF OUR SOFTWARE: Revenue associated with these arrangements, exclusive of amounts allocated to maintenance, for which we have vendor-specific objective evidence of fair value ("VSOE"), is recognized upon installation and receipt of written acceptance of the project by the customer when required by the provisions of the contract, provided that all other criteria for revenue recognition have been met. Revenue resulting from arrangements for which VSOE of the maintenance element does not exist is recognized ratably over the maintenance period.

                  To date, we have not made an allocation of contract revenue to separate accounting units since all of the products have been delivered simultaneously and no deferral of revenue would result.

            o FACIAL-BASED BIOMETRIC IDENTIFICATION AND SECURITY PROJECTS THAT REQUIRE SIGNIFICANT MODIFICATION OR CUSTOMIZATION OF OUR
                  SOFTWARE: Revenue associated with these arrangements is recognized using the percentage of completion method as described by SOP 81-1. The percentage of completion method reflects the portion of the anticipated contract revenue, excluding maintenance that has VSOE, which has been earned, equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue resulting from arrangements for which VSOE of the maintenance element does not exist is recognized ratably over the contractual maintenance period.

            o SELF-DEVELOPED SOFTWARE PRODUCTS SALES AND RE-SALE OF PURCHASED THIRD PARTIES PRODUCTS: Revenue associated with the sale of these products, excluding maintenance when applicable, is recognized upon shipment to the customer. The amount of these revenues has historically not been significant.

         SERVICES REVENUE. Services revenue is primarily derived from computer engineering services, system design, consulting and integration and maintenance services that are not an element of an arrangement for the sale of products. These services are generally billed on a time and materials basis. The majority of our professional services are performed under time-and-materials arrangements. Revenue from such services is recognized as the services are provided.

         MAINTENANCE SERVICES REVENUE. Maintenance revenue consists of fees for providing technical support and software updates, primarily to customers purchasing the primary products. We recognize all maintenance revenue ratably over the applicable maintenance period. We determine the amount of maintenance revenue to be deferred through reference to substantive maintenance renewal provisions contained in the arrangement.

         INTEREST INCOME. Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

         REVENUE RECOGNITION CRITERIA. We recognize revenue when persuasive evidence of an arrangement exists, the element has been delivered, the fee is fixed or determinable, collection of the resulting receivable is probable and VSOE of the fair value of any undelivered element exists. A discussion about these revenue recognition criteria and their applicability to our transactions follows:

            o PERSUASIVE EVIDENCE OF AN ARRANGEMENT: We use either contracts signed by both the customer and us or written purchase orders issued by the customer that legally bind us and the customer as evidence of an arrangement.

            o PRODUCT DELIVERY: We deem delivery to have occurred when the products are installed and, when required under the terms of the arrangement, when accepted by the customer. Delivery of other re-sale products are recognized as revenue when products are shipped and title and risk of ownership has passed to the buyer.

            o FIXED OR DETERMINABLE FEE: We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment and the payment terms are within our normal established practices. If the fee is not fixed or determinable, we recognize the revenue as amounts become due and payable.

            o COLLECTION IS DEEMED PROBABLE: We conduct a credit review for all significant transactions at the time of the arrangement to determine the credit-worthiness of the customer. Collection is deemed probable if we expect that the customer will pay amounts under the arrangement as payments become due.

         SALES TO AUTHORIZED DISTRIBUTORS. We also use authorized distributors to sell certain of our products and only the authorized distributors are allowed to resell those products. We require the authorized distributors to purchase the products and then sell through the authorized distributors' own distribution channels to the end customers. From our perspective, the authorized distributors are the ordinary customers and the only preferential treatment to them is that the sales prices to distributors have been predetermined in accordance with the distribution agreements, and are approximately 30% to 40% off the recommended retail prices. Once the products are delivered and the distributor has accepted the products, we bill the distributor and the distributor is obligated to settle the bill accordingly within the credit period granted. There is no right of return or other incentives given to the distributors. We are not required to provide training to authorized distributors.

         RESEARCH AND DEVELOPMENT COSTS. Research costs are expensed as incurred. The major components of these research and development costs are the labor cost.

         INTANGIBLE ASSETS/SOFTWARE DEVELOPMENT COSTS. Intangible assets consist primarily of capitalized software development costs. We review software development costs incurred in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. We capitalized US$108,722 (HK$848,034) and US$116,735 (HK$910,536) for the years ended December 31, 2004 and 2005, respectively, for projects ProAccess and ProFacer. The purchased software license costs, patent costs, and the capitalized software development costs are amortized over an estimated economic life of five years, which is consistent with the expected life of these assets.

         We received government funding in the amounts of US$136,515 (HK$1,064,820), US$150,557 (HK$1,174,345) and US$97,016 (HK$756,723) for the
years ended December 31, 2003, 2004 and 2005, respectively. This funding income was offset to software-development costs incurred prior to the beginning of the capitalization period. According to paragraph 73 of SOP 97-2, if capitalization of the software-development costs commences pursuant to SFAS No. 86, any income from the funding party under a funded software-development arrangement should be credited first to the development costs prior to capitalization. The following table illustrates the movement of the capitalized software development costs:

                                                                    AS OF DECEMBER 31,
                                                 2005                 2005                 2004                2004
                                                 ----                 ----                 ----                ----
                                                  US$                  HK$                  US$                 HK$
Software development costs                    213,751            1,667,259              259,279           2,022,379
Grant income                                  (97,016)            (756,723)            (150,557)         (1,174,345)
                                       -----------------     ----------------     ----------------    ----------------

Capitalized development costs                 116,735              910,536              108,722             848,034
                                       =================     ================     ================    ================

         Grant and subsidy income represents subsidy from the Government of the Hong Kong Special Administrative Region ("HKSAR") for assisting us in the development of products of innovative nature. The products developed under this subsidy plan include ProAccess and ProFacer. Pursuant to the agreements made between us and HKSAR, HKSAR is required to provide funding to us for product development. The funding is made available to us in accordance with the milestones as established by us and is subject to a ceiling of US$256,410 (HK$2,000,000). We are not required to repay the Government grant, but we are required to contribute approximately 50% of the overall project cost in accordance with the grant agreement. Also, upon completion of the project, we have to tender to the Government its pro rata share of the residual funds remaining in the project account. In addition we are obligated to pay the Government a royalty fee of 5% on the gross revenue earned from any activities in connection with the project, up to an aggregate amount equal to the amount subsidized to us. The royalty fee paid by us for each of the years ended December 31, 2003, 2004 and 2005 amounted to US$4,186 (HK$32,647), US$4,427
(HK$34,532) and US$6,166 (HK$48,092), respectively. We are entitled to retain ownership of the intellectual property resulting from the project.

         FOREIGN CURRENCY TRANSLATION METHODOLOGY. Our functional currency is the Hong Kong dollar because the majority of our revenues, capital expenditures, and operating and borrowing costs are either denominated in Hong Kong dollars or linked to the Hong Kong dollar exchange rate. Accordingly, transactions and balances not already measured in Hong Kong dollars, which are primarily transactions involving the United States dollar and the PRC Yuan, have been re-measured into Hong Kong dollars in accordance with the relevant provisions of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The object of this re-measurement process is to produce largely the same results that would have been reported if the accounting records had been kept in Hong Kong dollars. The exchange rate adopted throughout the consolidated financial statements where United States dollars are presented was US$1 for HK$7.8.

         Cash, receivables, payable, and loans are considered monetary assets and liabilities and have been translated using the exchange rate as of the balance sheet dates. Non-monetary assets and liabilities, including non-current assets and shareholders' equity, are stated at their actual dollars cost or are restated from their historic cost, by applying the historical exchange rate as monthly average exchange rates to underlying transactions.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005. For the three months ended March 31, 2006, project revenues increased by US$145,758 (HK$1,136,915) (60.9%) over the same period in 2005, mainly due to an increased volume of business, as opposed to an increase in prices. The increase in volume can be attributed to orders from existing customers and a large order from a newly acquired customer of over US$100,000.

         The gross margin as a percentage of project revenues was 43.4% for the 2006 quarter, as compared to 42.0% for the 2005 quarter, and also increased in terms of dollars by US$66,555 (HK$519,131) because of the increase in sales.

         Maintenance revenues, as a percentage of all revenues, decreased from 2.7% in 2005 to 2.4% in 2006. Management believes that more customers have elected to forego purchasing a maintenance contract at the end of the twelve-month free post-contract customer support following the sale.

         Selling, general, and administrative expenses increased by US$61,398 (HK$478,904) (68.9%) in 2006 as compared to 2005. This significant increase was due primarily to the increase in professional fees of approximately US$38,000 (HK$296,400) and increase in depreciation and amortization of approximately US$8,000 (HK$62,400). We have incurred substantial legal and accounting fees as part of the process of becoming a public company, most of which were incurred in connection with the preparation of the registration statement of which this prospectus is a part. Depreciation and amortization increased because of the leasehold improvements made in 2005 to our office facilities and the additions to capitalized software development costs in 2005. The remainder of the increase in selling, general and administrative expenses were due to an increase of overall general expenditures because of our larger scale of operations.

         Primarily as a result of the increased selling, general and administrative expenses, and to a lesser extent to research and development expenses of US$12,115 (HK$94,494) in 2006, operating income decreased 25.7% in 2006 to US$12,763 (HK$99,547) from US$17,171 (HK$133,934) in 2005.

         Other income in 2006 of US$3,273 (HK$25,530), which consisted of government grant income and interest income, increased from US$2,073 (HK$16,172) in 2005. Income taxes for 2006 were 29.1% lower than in 2005, but the minority interest in 2006 was a charge of US$5,901 (HK$46,028), as compared to an addition to income of US$56,082 (HK$7,190) in 2005. The charge to minority income represents income that belongs to the minority owner of our 92%-owned subsidiary, Titanium Technology (Shenzhen) Co., Ltd. During the quarter ended March 31, 2006, that subsidiary generated income because of a large sale to a Shenzhen-based company. For the past few years, this subsidiary has conducted research and development operations for us and has generated losses. We do not expect the first quarter results for this subsidiary to be indicative of results for the full fiscal year.

         In summary, while we generated 60.5% more revenues in the quarter ended March 31, 2006, our increased operating costs and charge for minority interest resulted in net income 54.5% lower than that of the comparable 2005 quarter.

         FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004. Project revenues increased by US$897,180 (HK$6,998,002) (121.1%) comparing the 2005 year to the 2004 year, due to sales of ProAccess FaceGuard and the commencement of projects such as sales of a facial recognition system and physical access control system to the Elixir Group of Macau. Sales to the Elixir Group were US$225,000 (HK$1,755,000). Prices for our products and services were constant in 2004 and 2005. Accordingly, the increase in sales was due to increased volume of products and services sold in 2005. For 2005, none of the project revenues was derived from sales of product to related parties, as compared to 4.6% of project revenues in 2004 and 21.6% in 2003.

         The gross margin as a percentage of project revenues showed a negligible decrease in 2005 to 45.3% from 46.0% in 2004. Gross margin on project revenues in terms of dollars increased to US$741,357 (HK$5,782,591) in 2005 from US$340,741 (HK$2,657,783) in 2004 due to the increase in sales revenues.

         As a percentage of all revenues, maintenance revenue was 8.9% in 2004 and 4.2% in 2005. As part of the product purchase, we provide both product warranty and post-contract customer support to our customers for a period of twelve months, free of charge and then at the discretion of the customers, enter into definite maintenance contracts. Management believes that the decrease in percentage is due to more customers opting to forego a definite maintenance contract at the end of the twelve-month period.

         Selling, general and administrative expenses increased from US$233,180 (HK$1,818,804) in 2004 to US$655,769 (HK$5,115,000) in 2005 due to the expansion of our operations, which included hiring more personnel. The increase in personnel and increase in outside professional fees each accounted for approximately 25% (US$105,600; HK$823,700) of the increase in selling, general and administrative expenses. Outside professional fees included patent application preparation and filing, product design, and testing expense. The remaining 50% of the increase can be attributed to setup expenditures for our new research and development center facility in Beijing

(20%; US$84,500; HK$659,100), an increase in marketing and promotional expenses (20%; US$84,500; HK$659,100) and an increase of overall general expenditures because of our larger scale of operations (10%; US$42,300; HK$330,000). As a percentage of revenues, these selling, general and administrative expenses increased from 28.6% in 2004 to 38.3% in 2005.

         Primarily as a result of the increased selling, general and administrative expenses, and to a lesser extent to research and development expenses of US$24,372 (HK$190,100) in 2005, operating income decreased 27.3% in 2005 to US$124,944 (HK$974,561) from US$171,946 (HK$1,341,182) in 2004.

         Other income in 2005 of US$9,806 (HK$76,491), which consisted primarily of government grant income, increased from US$8,092 (HK$63,117) in 2004. Income taxes for 2005 were 59.8% higher than in 2004. As a result, while we generated 110% more revenues in 2005, our increased operating costs and provision for income taxes resulted in net income 37.4% lower than that of 2004.

         FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2003. During the 2004 fiscal year, we had the entire year to market our ProAccess FaceOK, which had obtained recognition at Comdex, an acronym for Computer Dealer's Exhibition, which was a computer and information technology exposition held in Las Vegas, Nevada. Accordingly, project revenues increased by US$250,636 (HK$1,954,958) (51.1%) comparing the 2004 fiscal year to the 2003 fiscal year, due to the beginning of significant sales of ProAccess FaceOK. We benefited from both an improved pricing structure for our products in 2004 as compared to 2003 and from increased volume of projects sold. We were able to charge approximately 5% to 10% more for the same product in 2004 as compared to 2003 for the reasons described in the paragraph below. This increase improved both our revenues and gross margin on products. In addition, we experienced a growth in the number of customers, from 52 in 2003 to 70 in 2004, which resulted in increased volume at these higher prices.

         The gross margin related to projects also improved as a percentage of sales in 2004, from 35.2% to 46.0%, and in terms of dollars, from US$172,782 (HK$1,347,699) to US$340,741 (HK$2,657,783), due to the accumulation of experience, which led to better project management in general, and due to the fact that in 2004 we had greater name recognition and did not have to bid as competitively to secure contracts for projects. In 2003, the Hong Kong economy was adversely affected by the Severe Acute Respiratory Syndrome (SARS) epidemic, which depressed the market price for software products, such as ours. When comparing the gross margin on project products revenue versus project services revenue in 2004 and 2003, it could be stated that all of the improvement in the gross margin can be attributed to an increase in the project products revenue.

         Maintenance revenue increased by 6.9% from US$68,154 (HK$531,603) in 2003 to US$72,847 (HK$568,203) in 2004, as with more completed installations, there was greater demand for maintenance contracts. As a percentage of all revenues, maintenance revenue was 12.2% in 2003 and 8.9% in 2004, primarily due to the significantly greater project revenues in 2004.

         Selling, general and administrative expenses decreased from US$260,138 (HK$2,029,078) in 2003 to US$233,180 (HK$1,818,804) in 2004, despite an increase in the number of employees, due to the assignment of some technical related tasks to inland China, where salary cost is significantly lower. We established our research center in Shenzhen, PRC, in 2003, causing the 2003 expenses to be higher.

         Also in 2004, no research and development costs were incurred, as compared to US$89,092 (HK$694,918) in 2003, which was primarily for the research expenses on the ProFacer project. As both projects, ProAccess and ProFacer, reached the stage of development where they were available for general release to the public, expenses incurred for product development were capitalized, and therefore, no research and development expenses were incurred for 2004.

         Accordingly, we reported operating income of US$171,946 (HK$1,341,182) for 2004, as compared to an operating loss of US$116,756 (HK$910,694) for 2003.

         Other income in 2004 was US$6,253 (HK$48,774) less in 2004 than in 2003, primarily due to a decrease in government grant income. However, we generated net income of US$162,844 (HK$1,270,181) for 2004, as compared to a net loss of US$101,951 (HK$795,221) for 2003.

LIQUIDITY AND CAPITAL RESOURCES

         AS OF MARCH 31, 2006. At March 31, 2006, we had working capital of US$767,751 (HK$5,988,455), as compared to US$777,119 (HK$6,061,528) at December
31, 2005. The slight decrease was due primarily to a temporary increase in trade accounts payable. Shortly after March 31, 2006, these trade payables were paid in due course.

         During the three months ended March 31, 2006, our operating activities used cash of US$30,711 (HK$239,542), as compared to cash of US$14,953 (HK$116,636) being provided by operating activities in 2005. In addition, we used US$47,443 (HK$370,054) for investing activities, which were primarily for capitalized software development costs, and US$72,589 (HK$566,191) for the repayment of our bank overdraft (discussed below). In comparison, during the three months ended March 31, 2005, we used US$21,351 (HK$166,535) for investing activities, again primarily for capitalized software development costs, and US$8,584 (HK$66,959) for our financing activities.

         AS OF DECEMBER 31, 2005 AND 2004. At December 31, 2005, we had working capital of US$777,119 (HK$6,061,528), as compared to US$236,560 (HK$1,845,168)
at December 31, 2004. The increase was due primarily to the completion of the private placement, resulting in net proceeds of US$517,425 (HK$4,035,915).

         The proceeds from the private placement are being used to provide the funds necessary to implement the next step in our business plan, which is becoming a publicly-held company in the United States. We believe that by becoming a publicly-held company, we will enhance the visibility of our products and services and our ability to obtain additional financing in the future. Accordingly, the net proceeds are being used as follows:

             o approximately US$280,000 (HK$2,184,000) for legal, accounting, and corporate consulting services necessitated by this plan of becoming a public company, such as the legal fees for preparing and filing the registration statement of which this prospectus is a part, the cost of auditing our financial statements, and guidance and advice about the stock markets in the United States;

             o approximately US$125,000 (HK$975,000) for setting up our Beijing office for research and development and marketing efforts in China; and

             o approximately US$110,000 (HK$858,000) for the purchase of tooling for the production of the ProAccess FaceGuard product.

         In 2005, our operating activities and investing activities used cash of US$230,958 (HK$1,801,477) and US$219,422 (HK$1,711,493), respectively. Our accounts receivable increased by US$419,892 (HK$3,275,164) and our deposits and other receivables increased by US$132,394 (HK$1,032,672). We increased intangible assets by US$118,942 (HK$927,752) in 2005, with US$116,735
(HK$910,536) of the amount being capitalized product development costs. Also, we used US$100,480 (HK$783,741) primarily to renovate our newly leased offices.

         Financing activities provided a total of US$700,417 (HK$5,463,260), with most of the amount provided by net proceeds of our private placement. The remainder was provided by a bank overdraft. While we had a cash balance of US$317,010 (HK$2,472,677) at December 31, 2005, most of that amount represented the net proceeds from the private placement, which were held in a segregated bank account in US dollars. As indicated above, over half of the private placement proceeds will be used for costs incurred in becoming a public company in the United States. Keeping these funds in US dollars avoids us having to convert Hong Kong dollars into US dollars when we pay these costs.

         We chose not to use the private placement proceeds for operating expenses and instead to incur an overdraft in Titanium's Hong Kong dollar checking account that we use for our operations. By doing so, we believe that we can better track the performance of our operations as the only funds deposited into the operating account are revenues from sales and the only items paid from this account are directly related to our operations. Therefore, this operating account gives management a quick snapshot of the financial health of our operations.

         At December 31, 2005, our bank overdraft was US$193,187 (HK$1,506,862). We have a banking facilities arrangement with the bank where we maintain our checking account that allows us to overdraft our account up to US$256,410 (HK$2,000,000). Our officers and directors have provided their personal guarantees up to that amount for the banking facilities arrangement. Essentially this is a receivables revolving line of credit, as the borrowing base is based on a percentage of our eligible accounts receivable. The bank charges interest on the overdraft at the higher of 1.5% over the Hong Kong prime rate or 2% over the overnight HIBOR (Hong Kong Interbank Offered Rate). At December 31, 2005, the rate charged was 9.5%, with the weighted average rate charged for 2005 being 8.5%. Generally, the overdraft situation does not exist for any significant length of time. We incurred US$2,845 (HK$22,188) of interest expenses on this overdraft facility in 2005 and an annual facility fee of US$321 (HK$2,500) for 2005. For 2006, the facility fee is US$962 (HK$7,500). We believe that the benefit of being able to better monitor the performance of our operating subsidiary and avoiding the costs of converting currency from US dollars to Hong Kong dollars outweighs these borrowing costs. As an example, our interest income from the US dollar account exceeded our interest expense for the quarter ended March 31, 2006. The consequences of not paying according to the terms of our agreement with the bank are the same as for any other secured loan. The bank would be entitled to forclose on the collateral and/or seek repayment from the guarantors.

         In addition, 2005 non-cash financing activities included debt forgiveness by shareholders, who agreed to do so, so that a better cash position could be maintained. The amount of the forgiveness, after offsetting against amounts due from related parties, was contributed to the capital of the company and aggregated approximately US$251,395 (HK$1,960,882).

         For the 2004 fiscal year, operating activities provided cash of US$85,201 (HK$664,568), primarily due to our profitable operations. Included in the US$19,434 (HK$151,586) provided by financing activities was a shareholders' loan of US$64,103 (HK$500,000) and repayment of a bank loan of US$25,641 (HK$200,000). The bank loan was personally guaranteed by our directors. Of the US$132,870 (HK$1,036,389) used for investing activities, US$117,247 (HK$914,524)
was capitalized product development costs.

         In comparison, 2003 financing activities provided cash of US$172,656 (HK$1,346,716). Financing activities included a shareholders' loan of US$117,949 (HK$920,000) and proceeds of a loan in the amount of US$38,462 (HK$300,000) from HKCB Finance Limited, the repayment of which was personally guaranteed by our officers and directors. Operating activities used cash of US$113,262 (HK$883,441), primarily due to the net loss of US$101,951 (HK$795,221). Investing activities used US$27,812 (HK$216,931). We capitalized US$17,537 (HK$136,788) and used US$10,275 (HK$80,143) for office furniture and computer equipment.

         At December 31, 2005, we had contractual obligations as set forth below, as stated in United States dollars (US$):

-----------------------------------------------------------------------------------------------------------------
                                                                         PAYMENTS DUE BY PERIOD
                                                  ---------------------------------------------------------------
                                                                LESS THAN                               MORE THAN
             CONTRACTUAL OBLIGATIONS                 TOTAL       1 YEAR     1-3 YEARS     3-5 YEARS      5 YEARS
                                                     (US$)        (US$)        (US$)         (US$)        (US$)
-----------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations                          Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Capital (Finance) Lease Obligations                 Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Operating Lease Obligations                         $91,135      $36,454      $54,681       Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Purchase Obligations                                Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected on the        Nil          Nil          Nil           Nil          Nil
Company's Balance Sheet
-----------------------------------------------------------------------------------------------------------------
Total                                               $91,135      $36,454      $54,681       Nil          Nil
-----------------------------------------------------------------------------------------------------------------

         These amounts stated in Hong Kong dollars (HK$) are as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                         PAYMENTS DUE BY PERIOD
                                                  ---------------------------------------------------------------
                                                                LESS THAN                               MORE THAN
             CONTRACTUAL OBLIGATIONS                 TOTAL       1 YEAR     1-3 YEARS     3-5 YEARS      5 YEARS
                                                     (HK$)        (HK$)        (HK$)         (HK$)        (HK$)
-----------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations                          Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Capital (Finance) Lease Obligations                 Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Operating Lease Obligations                         $710,850     $284,340     $426,510      Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Purchase Obligations                                Nil          Nil          Nil           Nil          Nil
-----------------------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected on the        Nil          Nil          Nil           Nil          Nil
Company's Balance Sheet
-----------------------------------------------------------------------------------------------------------------
Total                                               $710,850     $284,340     $426,510      Nil          Nil
-----------------------------------------------------------------------------------------------------------------

         Under the terms of the Technology Partnership and Research and Development Contract entered into in June 2005 with the Institute, we have agreed to provide the capital and operational technicians, while the Institute has agreed to provide the location and technical technicians to perform research for the application of facial recognition operation technology. Any new facial recognition technology that is developed shall be owned by both parties. While the contract required us to have paid all of the costs by September 30, 2005, certain payment installments were delayed. Accordingly, at September 30, 2005, we had paid approximately half of the roughly US$25,000 (HK$192,000) required under the contract, and paid the remainder in February 2006.

         We also entered into a similar contract with Tsing Hua University (Shenzhen research campus) in November 2005, under which the University will perform research of a multi-media home intelligence system, covering the receipt of digital TV signals, OSD (Open Software Description) capability, PVR (Personal Video Recorder) capability, and Blue tooth facial recognition capability. We have agreed to bear all costs of the research, while the University provides the necessary technical people. The total cost of the research, approximately US$25,000 (HK$192,000) was paid by December 30, 2005. The University will own the new intellectual property that is developed, but we will have the right to use the property.

         In light of our working capital of US$767,751 (HK$5,988,455) at March 31, 2006, we believe that we have current and available capital resources sufficient to fund planned operations for a period of not less than twelve months. Our current fixed overhead is approximately $57,700 (HK$450,000) per month, without giving any effect to any revenues that we generate. Fixed overhead comprises salaries, office rent and maintenance, utilities, telephone, travel, office supplies, employee benefits, insurance and licenses and professional fees. We believe we will be able to fund the expenditures described above with our existing cash flow, based upon the signed contracts for orders that we have. At March 31, 2006, our backlog of orders believed to be firm was approximately US$1,900,000 (HK$14,820,000), as compared to approximately US$520,000 (HK$4,056,000) at March 31, 2005. We expect that approximately US$1,050,000 (HK$8,190,000) will not be filled by June 30, 2006. We expect that the above fixed overhead amount will increase by approximately 10% towards the end of 2006, as we plan to increase research and development efforts.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         We engaged Zhong Yi (Hong Kong) C.P.A. to audit our financial statements on May 17, 2005. We did not consult that firm prior to its engagement.

                                    BUSINESS

BUSINESS DEVELOPMENT

         We were incorporated on May 17, 2004 as an international business company pursuant to the International Business Companies Act of the British Virgin Islands ("BVI"). On June 22, 2005, we acquired all of the entire issued share capital of Titanium Technology Limited, a company incorporated in Hong Kong on February 14, 2001 with limited liability ("Titanium Technology"). On September 20, 2002, Titanium Technology and EAE Productions (HK) Limited, a company incorporated in Hong Kong on October 8, 1997, established Titanium Technology (Shenzhen) Co., Ltd., a wholly foreign owned enterprise in China, to conduct research and development operations. Beginning in the third quarter of 2004, it began to conduct business operations in China. EAE Productions (HK) Limited owns 8% of Titanium Technology (Shenzhen) Co., Ltd. and is owned by persons who indirectly are shareholders.

         We established a BVI company to hold Titanium Technology, as we believed that it would be easier to attract investment capital into a BVI company rather than a Hong Kong company. Most of our investors in our recently completed private placement are United States citizens. We believe that a having a corporate jurisdiction located in closer proximity to the United States made the investors feel more at ease than one located in Asia. BVI was selected as a compromise, as its laws, which are under the British system, are similar to those of Hong Kong. While the BVI entity is the parent company, our accounting history is that of Titanium Technology and therefore our operations go back to 2001 when Titanium Technology began operations.

         Titanium Technology is engaged in developing products utilizing biometrics technologies, licensing of technologies, professional services, and project contracting. Based in Hong Kong with a research and development center in Shenzhen, China, and a sales representative office in the United States, Titanium Technology has built a network of over 40 IT practitioners and researchers, enabling us to provide proprietary biometrics products and professional services. We have developed and sold Automatic Face Recognition Systems, or AFRS, and other biometric and security solutions to governments, law enforcement agencies, gaming companies, and other organizations in China and other parts of Asia. Our AFRS products enable customers to capture human face images electronically, encode facial image into searchable files (faceprint), and precisely compare a set of faces to a database containing potentially thousands of faces in seconds.

         Although different biometrics, e.g. finger scan, may be widely employed in similar applications, we believe that face recognition has several advantages over the existing alternatives. First, there is no direct contact between the device and users, and hence the problems of cleanliness and wear on the equipment are greatly reduced. Second, the core component is a digital (Charge Coupled Device (CCD)/Complementary Metal-Oxide-Semiconductor (CMOS) camera, which is relatively low in production cost. Last but not least, we believe that users have less concern on privacy issues with regard to facial pictures and the market acceptance is much higher, since photographs of facial images for identification are commonly used, such as in passports, driver's licenses, and other forms of identification cards.

         For over five years, we have researched, developed, and marketed face biometrics technologies that incorporate advanced concepts in neural networks, artificial intelligence, image processing, pattern recognition, data mining, and massively parallel computing. Our researchers have taken recognition algorithms and, using advanced methods of software engineering, turned core mathematical modules into practical applications. Titanium Technology supports the latest standards in face biometrics and we are focused on enabling our customers to expand the capabilities of their systems as their biometric needs evolve.

         In the beginning of 2002, the award-winning core component for face recognition, called "Ti-Face", was successfully developed. To date, Ti-Face Software Development Kit ("SDK") has been adopted to develop custom-made applications for governments, universities, and institutions in the greater-China region. Examples include the Hong Kong government, Hong Kong Polytechnic University, Institution of Vocation Education (Hong Kong), Chinese Academy of Science (PRC), and Tsing Hua University (PRC).

         In 2003, we successfully registered a patent about "Apparatus and Method for Recognizing Images" in Hong Kong Special Administrative Region ("HKSAR"). Also in 2003, our face recognition product, ProAccess

FaceOK(TM), computer logical access control software, was launched. This product was then awarded the "Best of Comdex Finalist 2003" in Las Vegas in November of the same year. Comdex, an acronym for Computer Dealer's Exhibition, was a computer and information technology exposition held in Las Vegas, Nevada, each year from 1979 to 2003. It was one of the largest computer trade shows in the world. ProAccess FaceOK was also awarded several local (the IT Excellence Award in Hong Kong) and regional (the Asia Pacific ICT Award) recognitions. The IT Excellence Awards is a professional initiative of the Hong Kong Computer Society. Established in 1998, the award scheme is an annual event that recognizes excellent IT applications and innovative IT technologies. The Asia Pacific ICT Awards (APICTA) is an international awards program initiated by the Multimedia Development Corporation of Malaysia to increase ICT (Information and Communication Technology) awareness in the community and assist in bridging the Digital Divide. Participants of the Awards Program comprise members of the APICTA Network, which include Australia, Brunei, Hong Kong, India, Indonesia, Korea, Macau, Malaysia, Myanmar, Philippines, Singapore, Sri Lanka, Thailand, Vietnam and China. Nominees to the different awards are presented to APICTA by the respective economy coordinator and assessed by a panel of judges representing every member-economy. Titanium was presented the Merit Award in Security category with the ProAccess FaceOK product in 2004.

         In 2004, our intelligent surveillance product, ProFacer, was launched and promoted into casino and financial institution markets. We also set up distribution networks in mainland China, Australia, and Japan. Titanium Technology has delivered biometrics security products, consulting services, and systems integration services to various government offices, financial institutions, universities, telecommunication companies, and international corporations.

TI-FACE

         Ti-Face is the core face recognition engine developed and implemented by Titanium Technology. A proprietary algorithm, named Dynamic Local Feature Analysis (DLFA), was invented to utilize the specific features for identification instead of the entire representation of the face. This technology is capable of selecting specific areas of the face, such as the eyes or mouth, which in turn are used as distinguishable features for recognition. Embedded with the Ti-Face module, a system can select sets of blocks, or features, in each face that differ from other faces in a data repository with an outstanding processing speed.

         Based on this innovative face recognition technology, our research and development group modularized and realized this concept into the Ti-Face Software Development Kit (SDK) in 2002. This SDK is not only our core technology but serves as the blueprint for further extending our security access control applications for various situations.

         TI-FACE SDK 3.0 FOR WINDOWS. Features included in Ti-Face SDK 3.0 are face detection, high speed face tracking, matching and authentication, detecting motion or changes in a scene, extracting imagery from a video or live-stream, comparing and matching non-facial images, and performing both "one-to-one" verification and "one-to-many" identification. Independent developers can use Ti-Face SDK as a tool to build custom applications based on our proprietary face detection and recognition technology. Examples of applications include physical access control solutions that can integrate with reporting modules and alarm systems, logical access control solutions that can integrate with existing authentication systems and replace the use of passwords, and ticketing systems that can insure that a single ticket is not being shared by multiple customers. Furthermore, by integrating our face recognition engine into third-party solutions and applications, end users can obtain a solution that is customized to fulfill their specific requirements. We intend to develop additional modules on face recognition. By combining several modules, greater security and more accurate identification methods can be obtained. Furthermore, a multimodal biometric system can be easily integrated into an application to greatly enhance security, privacy and user convenience.

PRODUCTS

         Powered by our innovative face recognition technology, our core products can be grouped into two categories: PROACCESS and PROFACER. The ProAccess series fulfills the fundamental security and trust needs of the information world by logical and physical access control. The ProFacer series provides an ultimate solution for intelligent surveillance.

         PROACCESS. Applying our Ti-Face technology, the first series of products, called ProAccess, were launched in the middle of 2003. The ProAccess suite is a high-performance, secure, user-friendly solution to enhance the authentication method of physical doors, personal computers, and mobile phones by advanced face recognition technology.

-------------------------------------------------------------------------------------------------------------------------
PRODUCT                                  APPLICATION                            STATUS
-------------------------------------------------------------------------------------------------------------------------
ProAccess FaceOK                         Access to computers                    Launched in third quarter of 2003;
                                                                                over 10,000 licenses sold to
                                                                                customers.
-------------------------------------------------------------------------------------------------------------------------
ProAccess FaceGuard                      Facility entry                         First versions completed in third
                                                                                quarter of 2005 and being marketed;
                                                                                approximately 60 systems installed.
-------------------------------------------------------------------------------------------------------------------------
ProAccess FaceAttend                     Time attendance recorder               First versions completed third quarter
                                                                                of 2005 and being marketed; approximately
                                                                                30 systems installed.
-------------------------------------------------------------------------------------------------------------------------
ProAccess FaceMobile                     Mobile computing such as PDA devices   This product is under development.
                                         and mobile phones
-------------------------------------------------------------------------------------------------------------------------

         PROACCESS FACEOK (PROFESSIONAL & ENTERPRISE). ProAccess FaceOK was designed to fulfill the fundamental security and trust needs of the information world. Users can sign-on to their computers through face recognition, which ensures a high degree of security against unauthorized access, especially when compared to authentication methods such as unsecured simple text input and unreliable memories. In addition, ProAccess FaceOK offers features such as audit trail, face learning, active user monitoring, and web-based single sign-on services and integrated with directory services.

         Audit Trail is enabled to capture all unauthorized login attempts (with images of trespassers and hackers) and store that information in a log file. The Face Learning function allows the user to learn the latest face whenever a login occurs. Natural facial progression does not compromise system accuracy. Active Monitoring monitors the environment actively to ensure continuous access control. The system proactively locks itself out when the authorized user is not detected. Hidden Encryption encrypts a file and masks it with an image file type so that only authorized users can retrieve its true content, while it appears as a normal file to others. Furthermore, users can logon to different Directory Services with the use of FaceOK. Those directories can be Novell eDirectory, Microsoft Active Directory, NT Domain, NDS, iPlanet and other LDAP compliant directories. We also have a module that focuses on web Single-sign on technology, which is integrated in FaceOK.

         Considering our variety of clients, our FaceOK is released into two editions, Professional edition and Enterprise edition. Enterprise edition is suited for the corporate buyers (such as MTRC, Mass Transit Railway Corp) and government agencies (Department of Health), whereas Professional edition is designed for the small office and home office or small to medium-sized enterprises. The product is currently available in four language versions:
English, traditional Chinese, simplified Chinese, and Japanese.

         PROACCESS FACEGUARD. Conventional access control systems relying on cards, keys or codes are vulnerable to those wishing to gain unauthorized entry to a facility. The card, key or code may be lost, stolen or illegally copied. Once an intruder has gained access to a building using a stolen entry device, there is often little evidence to help in apprehending or prosecuting the culprit. Personal property, office equipment and intellectual property are all at risk. "FaceGuard" has been designed to not only provide secure access to buildings, but to also detect and identify anyone attempting to gain access without authorization.

         ProAccess FaceGuard is a biometric physical access control system, which identifies an individual's identity from their facial characteristics by comparison with recorded data, and enables keyless entry based not on what the entrant has or knows, but based on the identity of the entrant. In contrast to conventional automatic systems, which only check for possession of a valid card, pass or PIN number, this digital image analysis system recognizes individual people and turns away those who try to enter using borrowed or stolen IDs. The proprietary algorithm utilized in the software is designed in such a way that the software is not fooled by life-size photos, and will only admit living, breathing humans with faces it "recognizes". Therefore, the technology allows access that we believe is convenient, personal, private, and extremely secure.

         ProAccess FaceGuard is empowered by Ti-Face. It can be operated in both online and offline mode. The templates of the authorized user list can be stored in a server or in the internal memory of the device. Although ProAccess FaceGuard may be networked in an enterprise environment, it is a stand-alone device that can be operated independently. The installation is simple and, except for the electric lock, there is no hidden cost in the installation.

         ProAccess FaceGuard is primarily being used by commercial customers for physical access controls to areas such as office premises, data centers, and server rooms.

         PROACCESS FACEATTEND. ProAccess FaceAttend is a stand-alone, face recognition- based time attendance recorder. It is suitable for medium and large offices, branches, factories, or other sites. ProAccess FaceAttend provides an accurate data collection solution by ensuring that employees must be present in order to record their attendance. It brings the flexibility of a full-function time and attendance terminal together with the sophistication of identification technology. Using face biometric technology, FaceAttend terminals scan employees' faces to identify their identities from a huge database each time they punch or clock-in. No fingerprints or palm prints are utilized.

         ProAccess FaceAttend can be installed at convenient locations throughout a facility to make it easy for employees to clock in. Punching or clocking in is performed using biometric face scans, and the resulting transactions are periodically uploaded to a host PC running the automated timekeeping system. It eliminates "buddy-punching," the practice of employees punching in or out for other employees who are not present at work.

         We believe that use of ProAccess FaceAttend eases concerns and boosts security by ensuring that the people on-site actually belong there. Attendance of each employee is printed on the attendance report. The attendance report is particularly useful for payroll purposes. Wages and salaries can be paid according to the employee's worked hours, overtime etc. Given the continual growth of China as a worldwide manufacturing base, and specifically the fact that the Southern part of China houses the largest network of factories in Asia, based on gross domestic product statistics, we believe that we have a significant marketing opportunity in this region and perhaps a distinct advantage of physical and cultural proximity. To date, purchasers have installed this product primarily in factories for time attendance purposes.

         PROACCESS FACEMOBILE. ProAccess FaceMobile is the security solution using biometric technology for the mobile computing market. As the mobile ownership becomes more universal and third generation mobiles become more popular, we are keen to introduce advanced biometric security solution to this market.

         This technology uses the camera equipped in the mobile phone to perform the logon process. As a result, no additional hardware cost is incurred on the capturing device. Utilizing our face recognition technology, mobile users do not require special knowledge to use it. Users simply look at the camera embedded in their phone, automatically triggering and processing authentication for the logon process. The FaceMobile supports two different system architectures. The difference between the two architectures (user authenticated on the device and on the operator) is the location where authentication is processed.

         USER AUTHENTICATED ON THE DEVICE. In this architecture, the device captures and authenticates the user by the same device. This architecture is optimal for the following situations:
            o     The device may be operated offline;
            o     The device stores sensitive information locally; or
            o     The device has high processing power.
         In general, this architecture is applicable in the PDA market.

         USER AUTHENTICATED ON THE OPERATOR. This architecture supports the user picture being captured by the device, and then the servers in the operator site authenticate the user. This approach is designed for the following cases:
            o Authentication is required only when the user access service from operator; or
            o     The device need not have very powerful processing power.
         This approach can be a turn-key solution for current generation mobile phones.

         In summary, features found in FaceMobile are described below:

            o ENHANCED ACCESS CONTROL - As cameras are standard components in third generation mobile phones, this application of face recognition helps to greatly improve the access control of the phone with limited increased in production cost. The improved access control prevents unauthorized persons from making calls, receiving calls and reading stored data within the phone.

            o M-COMMERCE SUPPORT - The continual improvement of computing power of mobile devices, communication bandwidth, market acceptance, etc., will allow the real-life application of M-commerce in the near future. We believe that the use of FaceMobile could provide the foundation for secure transaction in the virtual credit card payment platform for major carriers such as NTT Docomo and Credit Card companies.

         PROFACER. ProFacer is a biometrically integrated surveillance system. Titanium Technology employs a full range of technology to enhance and automate existing surveillance techniques. Digital video recording technology, coupled with our biometrics systems, enable automated real time face recognition.

         Characteristic processes enabling ProFacer to function effectively are detection, alignment, normalization, representation and matching:

            o DETECTION - When the system is attached to a video surveillance system, ProFacer recognition software searches the field of view of a video camera for human faces. If there is a face in the view, it is detected within a second.

            o ALIGNMENT - Once a face is detected, the system determines the head's position, size and pose. A face needs to be turned to an appropriate angle toward the camera for the system to register it.

            o NORMALIZATION - The image of the head is scaled and rotated so that it can be registered and mapped into an appropriate size and pose. Normalization is performed regardless of the head's location and distance from the camera. Light does not impact the normalization process.

            o REPRESENTATION - The system translates the facial data into a binary string - "Faceprint". This coding process allows for easier comparison of the newly acquired facial data to stored facial data.

            o MATCHING - The newly acquired facial data is compared to the stored data and linked to at least one stored facial representation. As comparisons are made, the system assigns a value to the comparison. If a score is above a predetermined threshold, a match is declared. The operator then views the two photos that have been declared a match to be certain that the computer is accurate.

-----------------------------------------------------------------------------------------------------------------------
PRODUCT                                  APPLICATION                            STATUS
-----------------------------------------------------------------------------------------------------------------------
ProFacer iDVR                            DVR system with face capture           Deployed in four branches of the
                                                                                People's Bank of China
-----------------------------------------------------------------------------------------------------------------------
ProFacer iWatchGuard                     Automatic full-time face recognition   Deployed in four branches of the
                                                                                People's Bank of China, a casino in
                                                                                Macao, and NTT Group in Japan
-----------------------------------------------------------------------------------------------------------------------
ProFacer iMugShot                        Image to image matching                Deployed in an agency of the Hong
                                                                                Kong government.
-----------------------------------------------------------------------------------------------------------------------
ProFacer iDControl                       Live person to image matching          Deployed in two government locations.
-----------------------------------------------------------------------------------------------------------------------

         PROFACER IDVR. Currently, Digital Video Recorders (DVRs) are popular in public areas, offices and homes, with the belief that the cameras deter criminal activity. However, with the public need for security rising, the sheer numbers of DVRs pose problems. On top of traditional DVR systems, Titanium Technology offers a proprietary real-time algorithm of face image detection and capture, named PROFACER IDVR. It does not require special cameras or a specific environment. Multiple faces in a stream of people may be detected, captured, recorded and delivered with further analysis, reporting and notification capabilities. The Face Capture is an application software for video surveillance, monitoring, law enforcement and other applications.

         Individual facial patterns are recorded and stored in a digital photo database that can be viewed and used for different applications on-site or remotely. Titanium Technology developed several algorithms, supporting the real time processing of video data and image localization, determination of position of head and motion tracing for subsequent recognition.

         PROFACER IDVR can be used at airports, banks, casinos, public buildings, subways, factories, schools or in any other location where it makes sense to record the faces of visitors, with facilities for integration into existing DVR systems. The PROFACER IDVR GUI is very simple such that any operator can use all of its functions with just a minimal amount of training. The system is highly flexible, allowing images to be digitalized and recorded in either color or monochrome with a storage capacity typically exceeding 36 months of facial data recording. PROFACER IDVR screen simultaneously shows the live camera shot and the latest sequence of captured images. The ProFacer iDVR product was installed in the Nanning branch of GuangXi Peoples' Bank of China in March 2005 and in September 2005, we installed the product in three other branches of GuangXi People's Bank of China in the cities of BaiSe, DaiXing, and PinGuo. While this installation began as a pilot project in order to test and further refine the product, the bank paid for the product and did not simply allow the product to be installed and tested as an accommodation.

         PROFACER IWATCHGUARD. PROFACER IWATCHGUARD adds automatic full time face recognition, matching and active warning alerts to any new or existing surveillance system. It allows each camera to serve as a diligent observation point even when the video is not observed. Face recognition surveillance incorporates computer intelligence to monitor faces and match those faces against a "watch list" face database. As a modern new tool to identify potential threats to public safety, PROFACER IWATCHGUARD can scan facial images of individuals and match them with a database of images containing known suspects. In seconds, a scanned face can be searched against thousands, or even millions of database images to determine if the scanned image matches a previously stored suspect image.

         This product has been applied to protect high security areas such as casinos, banks, computer centers, research institutes and prison and jails, for fully automatic operation 24 hours a day. For example, a casino group in Macau has started a pilot project using PROFACER IWATCHGUARD to identify unwanted guests or VIPs. Using a list of unwanted guests stored in the database, casino staff can focus on trailing specific individuals from thousands of guests everyday. With the installation of PROFACER IWATCHGUARD, closed circuit televisions are connected and in real time send the scenes to a detection manager. Inside the detection engine, a number of clear and distinct faces will be identified. Each face will attempt to match the existing black-listed faces. As soon as a face known to the database appears in the scene, the system triggers a configurable alarm. Security guards can locate the unwanted person easily and take him/her away. As a result, staffs are no longer burdened by monotonous work, but can be employed more flexibly and effectively while still increasing security.

         PROFACER IMUGSHOT. PROFACER IMUGSHOT is another product derived from ProFacer surveillance solution. In law enforcement units such as police and immigration departments, this system can greatly help reducing fraud and crime. Through identifying duplicate images in large databases, such as licensed drivers and missing children and immigration, suspicious targets can be provided as a list. As a result, the scope in finding the target subjects can be greatly narrowed which, in turn, provides a cost effective, reliable and time saving surveillance application.

         As existing clients, like the Government Laboratory of HKSAR, have placed repeat purchase orders, we believe that our customers are satisfied with this highly accurate, promptly response, time cost effective surveillance system. It is believed that police forces would be a likely target market for this advanced application.

         PROFACER IDCONTROL. PROFACER IDCONTROL utilizes face recognition technology in the airline and national security. Every traveler, who is ready to make boarding registration, will be captured an image. Our PROFACER IDCONTROL can start scanning if the given facial image has a high similarity scale with the suspects contained in a database storing images of terrorists' faces provided by government agencies. Once a list of suspects is generated, airline staff can refine the verification process by one-to-one scanning. For further enhancement, facial images can be saved in the travel document during the check-in process. When travelers are ready to board the airline, our system can achieve a high degree of security by further matching live face with the face ID marked in the travel document. We believe these two levels of security measures are practical, helpful, safe and convenient in the airport.

         PROFACER IDCONTROL can be used for banking application. Face identity can be embedded in the credit card, every time holders withdraw money from ATM machines. For greater security, faces can be verified in addition to inputting passwords, to confirm ownership of credit or debit cards. Using these two levels of security control, personal property is strongly protected.

CONSULTING

         Our consulting team works with the client from the earliest stages of the project and takes accountability for the success of the project. We provide services in the areas of security service and system integration/development projects.

         SECURITY SERVICES. As a digital security services provider, we offer strategic solutions for technology-enabled enterprises. As a security advisor, we help clients to meet their requirements for continuous IT innovation and development while controlling the risks inherent in today's complex networked environments. Our security specialists help customers identify system/network security weaknesses and provide professional advice on how to best protect vital information and assets both virtually on the Internet and physically without compromising productivity or endangering the bottom line. Our services include security consulting, risk assessment and penetration testing. Security training is also provided for the staffs to increase the security awareness and knowledge. Our clients include the Labour Department of Hong Kong SAR, Tokyo Bank of Mitsubishi, Citic Ka Wah Bank, Hong Kong Productivity Council, Mandatory Provident Fund Schemes Authority, and Mass Transit Railway Corp (MTRC). In addition, we agreed to partner with IBM China/Hong Kong Limited to provide professional services for the Hong Kong government, as part of our role as a service supplier to IBM China/Hong Kong Limited under a Technical Service Agreement dated October 5, 2004. That agreement outlines a general working relationship, with specific deliverables, services, and pricing to be outlined from time to time in statement of work documents.

         SYSTEM DEVELOPMENT/INTEGRATION. Our solution team utilizes its technical expertise to implement complex business systems, thereby reducing time and risk for our customers' mission critical projects. We work with business systems critical to the running large commercial and public sector organizations, as well as large-scale technical systems designed to operate to the highest levels of reliability in demanding conditions. To keep pace with the competitive IT world, our staff have been equipped with newly and advanced knowledge, such as Microsoft .net and J2EE, on system implementation work.

DISTRIBUTION AND MARKETS

         We select distributors based on the potential impact of the distribution relationship. We seek to cooperate with business partners that will bring synergies, making it quicker to penetrate the target market and localization. Distributors in the United States include Elite Technology Solutions and eInfoDev Inc. Distributors in Asia include Smart Wireless (Japan), Elixir Group (Macau), Maxfair Technology Limited (Hong Kong), and Regal Cyber Group (Hong Kong and People's Republic of China). However, for major accounts that are readily accessible, we tend to handle such accounts ourselves since these corporate clients expect expert knowledge and demand flexibility.

         Our distributors purchase products from us at prices specified on our Distributor Price List in effect from time to time. The distributors sell to resellers or end-users with a mark-up in price and the profit generated from the mark-up is the compensation for the distributors. The sales prices to distributors are approximately 30% to 40% off the recommended retail prices. Once the products are shipped and the distributor has accepted the products, we bill the distributor and the distributor is obligated to settle the bill accordingly within the credit period granted. There is no right of return or other incentives given to the distributors.

         Our distributor agreement and reseller agreement dictate the terms and conditions of the relationship with us, such as pricing, warranties, exclusivity or non-exclusivity, and term.

         We organize exhibitions and seminars periodically to create awareness of the importance of biometrics applications. We participated in four exhibitions and one seminar in Japan in 2004 and 2005. The main purpose of these exhibitions and seminars is to introduce our products to the Japanese market, especially in the retail sector.

         We also prepare marketing materials such as brochures, product white papers and pricing references for the distributors and provide complete sales support and technical consulting services to them.

         Our markets include the following:
             o Hong Kong, including the Hong Kong government and commercial sectors;
             o   China, mainly the government;
             o   Macau, mainly casinos; and
             o For Japan and the US markets, we form a distribution partnership with the local agents to sell our products. Clients in Japan came from both retail and commercial sectors.

         Titanium Technology not only focuses on two core activities, biometrics-based technology development and professional services, but also operates a distribution business and distributes a number of commercially available software, such as software from Microsoft, Novell, Symantec and IBM. At times, our customers may require software that is not within Titanium's product range, but is available from these large software manufacturers and vendors. Most of the software consists of security-related products. We buy software from these vendors to resell to our customers. In most cases, we perform a certain amount of customization and system integration services with respect to the purchased software.

         In March 2003, Titanium Technology was selected by the HKSAR government as a supplier of PC/LAN software in Category C to all departments in HKSAR government for three years under a bulk tender. The bulk tender is an initiative from the HKSAR government with the purpose of streamlining and insuring the process and quality of the procurement of all information technology products by the government. The government selected companies that it believed to be qualified for specific categories of products. Category C is software applications. This means that the government departments have to purchase from the selected companies and that Titanium Technology is one of the few vendors from whom the Hong Kong government purchases software. At the time of the award, there was one other company that received an award in the same category as us.

         To strengthen our distributor network, we are authorized resellers for software marketed by Microsoft, Novell, SiS International Ltd, JOS, and others. We sell to end users and we can also purchase their products at discounted prices from the suggested retail prices. In addition, with our expertise in security technologies, eEye Digital Security has appointed Titanium Technology to be a regional distributor for eEye products. We estimate that our distribution business accounted for approximately 8%, 8% and 11% of our business in fiscal 2005, 2004 and 2003, respectively.

CUSTOMERS

         Titanium Technology's major customers include:
            o    In Hong Kong:  the Hong Kong government
            o    In China:  People's Bank of China
            o In Macau: Elixir Group, a supplier to an entertainment corporation - Sociedade de Jogos de Macau
            o    In Japan:  NTT Group

         For the year ended December 31, 2005, four customers accounted for over 50% of our revenue. The following four customers were each over 10%: Elixir Group (Macau) Ltd. (13.2%), MTR Corporation Ltd. (12.0%),

GuangXi Hai Tin Electric Ltd. (11.5%) and Adamson & Gonzalez SL (11.5%). During the fiscal year ended December 31, 2004, eight customers accounted for approximately 75% of revenues. Sales to Beacon Base Software Ltd. and Information Security One (Hong Kong) Ltd. were 20.1% and 12.7% of revenues, respectively. In 2003, four customers accounted for 56% of our revenue and were each over 10%: Ericorps Creation (HK) Limited (19.0%), MTR Corporation Limited (15.2%), Labor Department of HKSAR (11.9%) and Hong Kong Academy of Medicine (10.1%).

         Since a small number of customers account for a substantial portion of our revenues, the loss of any of our significant customers would cause revenue to decline and could have a material adverse effect on our business. While the customers who each accounted for over 10% of our revenue for a particular fiscal year are not the same as the significant customers for other fiscal years, this indicates that we need to expand our client base so that we will no longer be subject to this risk.

         There is no law in Hong Kong or any provisions in our contracts with the Hong Kong government that specifies or triggers a termination at the election of the government.

         At December 31, 2005, our backlog of orders believed to be firm was approximately US$1,000,000 (HK$7,800,000), as compared to approximately US$320,000 (HK$2,500,000) at December 31, 2004. We expect that approximately US$577,000 (HK$4,500,000) will not be filled by March 31, 2006.

INTELLECTUAL PROPERTY

         PATENTS. Titanium Technology was issued patent number HK1053239 for "Apparatus and Method for Recognizing Images" in September 2002. The patent expires September 10, 2010. Even though we have been issued a patent from Hong Kong and even if we were to obtain copyright protection on the software, we would still have to enforce our rights against those who might attempt to infringe on our intellectual property as patent protection does not necessarily deter infringement. Such enforcement efforts are likely to be expensive and time-consuming and we may lack the ability to engage in any significant enforcement efforts. Instead, we have chosen to use our resources on product development and the expansion of market share.

         TRADEMARK AND TRADE NAME. Titanium Technology has the following registered trademarks for "ProAccess FaceOK":
            o     United States - Serial No. 78/414377
            o     Hong Kong - Trade Mark No. 300053478
            o     China - Serial No. ZC3732931SL

COMPETITION

         The biometrics industry is fragmented and undeveloped, with a plethora of methods for gathering biometric information, processing the data, and interconnecting with applications. All the major prevailing biometrics systems have limitations.

         The biometric industry is global in scope, with many competitors and customers located in US and Europe. While Asia has some companies in the biometrics arena, many of the biggest projects have been in nations installing national identification systems. Strategic focus is quite diverse, as well, with some firms specializing in the proprietary technology associated with capturing biometric information, others in providing enterprise-level integration services, and still others in offering managed or hosted services for outsourced systems. Large players in intermediate or end-use markets for biometrics (e.g. banking/financial services, security, PCs/peripherals, software/enterprise systems, and wireless equipment and services) have been active in investing in or sponsoring biometric technologies.

         We intend to compete by utilizing the following strategies:
            o put more funding into research and development to strengthen the quality of our products;
            o gain more share in the Asian market before the big competitors step in;
            o     seek potential partnerships and strategic alliances; and

            o     organize more exhibitions of our products.

         We believe that we have two major competitors: Identix Incorporated and Viisage Technology, Inc., from the United States.

         Identix is a multi-biometrics security technology company in both fingerprint identification and facial recognition solutions has set to the growing demand for biometrics products and solutions access multiple security markets.

         Viisage delivers advance technology identity solutions for governments, law enforcement agencies and business concerned with enhancing security, reducing identity theft, and protecting personal privacy. It has been renowned for its facial recognition technologies.

         On January 12, 2006, Identix and Viisage announced that they have entered into a definitive agreement to merge. As of the date of this prospectus, the merger has not been completed.

RESEARCH AND DEVELOPMENT

         During the fiscal years ended December 31, 2005, 2004 and 2003, we spent $ nil, $nil and US$89,092 (HK$694,918), respectively, on research and development activities.

         We have engaged both Tsinghua University and the Chinese Academy of Science, Institute of Automation to perform certain research and development work on our behalf.

         Under the terms of the Technology Partnership and Research and Development Contract entered into in June 2005 with the Institute, we have agreed to provide the capital and operational technicians, while the Institute has agreed to provide the location and technical technicians to perform research for the application of facial recognition operation technology. Any new facial recognition technology that is developed shall be owned by both parties. While the contract required us to have paid all of the costs by September 30, 2005, certain payment installments have been delayed. Accordingly, at September 30, 2005, we had paid approximately half of the roughly US$25,000 (HK$192,000) required under the contract, and paid the remainder in February 2006.

         We also entered into a similar contract with Tsing Hua University (Shenzhen research campus) in November 2005, under which the University will perform research of a multi-media home intelligence system, covering the receipt of digital TV signals, OSD (Open Software Description) capability, PVR (Personal Video Recorder) capability, and Blue tooth facial recognition capability. We have agreed to bear all costs of the research, while the University provides the necessary technical people. The total cost of the research, approximately US$25,000 (HK$192,000) was paid by December 30, 2005. The University will own the new intellectual property that is developed, but we will have the right to use the property.

EMPLOYEES

         As of February 28, 2006, we employed a total of 47 persons, of which 40 were full-time. None of our employees is covered by a collective bargaining agreement.

FACILITIES

         Our principal offices are located at 4/F, BOCG Insurance Tower, 134-136 Des Voeux Road, Central, Hong Kong. We have entered into a lease contract with this new property that runs through June 2008, with an option to renew for an additional term of two years. The lease requires monthly rent of HK$23,695 (approximately US$3,050) and a monthly management fee and air conditioning charge of HK$12,863 (approximately US$1,656).

         Our research and development center is located at 15/F, Wen Jin Plaza 23, Tian Bei Road 1, Luo Hu Qu, Shenzhen, China, while the sales representative office in the United States is located at 3723 Haven Avenue, Menlo Park, California. We have another research and development center at No. 95 ZhongGuanCun East Road, Haidan District, Beijing, China.

LEGAL PROCEEDINGS

         There are no legal proceedings pending and, to the best of our knowledge, there are no legal proceedings contemplated or threatened.

ENFORCEABILITY OF CIVIL LIABILITIES

         We are a British Virgin Islands company. You should note that the British Virgin Islands courts are unlikely to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for losses suffered.

         All of our officers and directors reside in Hong Kong. Accordingly, if events should occur that give rise to any liability on the part of these persons, shareholders would likely have difficulty in enforcing such liabilities. If a shareholder desired to sue these persons, the shareholder would have to serve such persons with legal process. Shareholders would not be able to effect service of process within the United States on us or any of our officers or directors, unless a consent to service of process has been filed with a government entity in the United States. To the best of knowledge we do not believe that such a consent to service of process has been filed. Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where assets are located.

                                   MANAGEMENT

OFFICERS, DIRECTORS AND KEY EMPLOYEES

Our executive officers, directors, and key employees are:

        NAME                              AGE     POSITION

        Dr. Kit Chong "Johnny" Ng          31     Chairman of the Board of
                                                  Directors

        Jason Ma                           33     Chief Executive Officer

        Prof. Stan Li                      47     Chief Scientific Advisor

        Kin Kwong "Humphrey" Cheung        34     Chief Technology Officer and
                                                  Director

        Wai Hung "Billy" Tang              32     Chief Operation Officer and
                                                  Director

        Patrick Lo                         34     Director of Business
                                                  Development of Titanium
                                                  Technology

        Eric Wong                          51     Consultant

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

         DR. KIT CHONG "JOHNNY" NG, CHAIRMAN. Dr. Ng is the Chairman of the Board of Directors of the Company. Currently, Dr. Ng's duties include his functioning as our principal financial and accounting officer. Dr. Ng received his bachelor's degree in manufacturing engineering in 1996 and doctorate degree in industrial and systems engineering in 2002 from The Hong Kong Polytechnic University, and has been an Adjunct Associate Professor there, specializing in biometrics technology. Dr. Ng first organized his own technology start-up, 303 Company Limited, in 1998. This company, which was sold to a listed company in 2001, was a solution provider of fingerprint authentication technology. He served as the Chief Executive Officer of that company from August 1999 to August 2001. Shortly after this transaction, he started Titanium Technology in September 2001 with research and development as its primary activity, and gradually expanded his business venture beyond Hong Kong.

         Dr. Ng has received a great deal of recognition for his achievements, which include the following:
            o one of the "Ten Outstanding Young Digi Persons 2000" by the Hong Kong Productivity Council and Hong Kong Junior Chamber;
            o "Innovative Entrepreneur of the Year" for 2003 by the Hong Kong Junior Chamber; and
            o one of the "Top 100 Cosmopolitan Chinese Confucian Businessman in 2004" by the Chinese Confucian Foundation and China Economic Daily. Dr. Ng is the youngest recipient in this event.

         The "Innovative Entrepreneur of the Year" award recognizes successful and creative entrepreneurs in greater China. According to the selection criteria, this award recognized Titanium as one of the best companies in terms of products and services, originality of ideas, uniqueness in the market, management and marketing strategies, revenues of the company, the future prospect and potential of the company. He is a highly sought after speaker at high level industry conferences and a frequent commentator in the media. He was one of the speakers, representing Hong Kong, at one of the Asia-Pacific Economic Cooperation ("APEC") business conferences held in Korea in 2005.

         MR. JASON MA, CHIEF EXECUTIVE OFFICER. Mr. Ma became the Chief Executive Officer of Titanium Technology in May 2005 and is responsible for formulating business strategies, overseeing the entire business operation, and establishing and executing global alliances and mergers and acquisitions for the company. Mr. Ma was born and raised in Hong Kong and went to the United States for his university education, where he received a bachelor's degree in engineering and computer science from the University of California at Berkeley in 1995, and an MBA degree from the University of Southern California's Marshall School of Business in 1998. During his stays in the United States he had worked for different companies in the fields of computer science and marketing. Mr. Ma returned Hong Kong in 1998 and has since been involved in various IT related endeavors. Before joining Titanium Technology in April 2004, he was the general manager for Laurentia Technologies Ltd., a consumer electronics company (February 2003 to March 2004), and he was the director of project management for Ebiz Incubation Co., Ltd. from February 2000 to February 2003. Ebiz Incubation was a Hong Kong private equity fund for incubation and investment in technology-related ventures. From November 1998 to January 2000, he was the assistant marketing manager for Ball Asia Pacific Ltd., a joint venture of Ball Corporation, a publicly-held company based in Broomfield, Colorado. Ball Asia Pacific Ltd. supplies metal beverage containers in the PRC and Hong Kong.

         PROF. STAN LI, CHIEF SCIENTIFIC ADVISOR. Prof. Li has been a Researcher at National Lab of Pattern Recognition (NLPR), Institute of Automation, Chinese Academy of Sciences (CASIA), and the Director of the Center for Biometrics Research and Testing (CBRT) since August 2004. He worked at Microsoft Research Asia (MSRA) as a Researcher from May 2000 to Aug 2004. His role was to lead the MSRA group to develop facial recognition technologies. Prior to that, he was an Associate Professor of Nanyang Technological University, Singapore. His current research interest is in face recognition technologies, biometrics, intelligent surveillance, pattern recognition, and machine learning. Prof. Li has been the Chief Scientific Advisor to Titanium Technology since June 2005. He has published several books, including "Handbook of Face Recognition" (Springer-Verlag, 2004) and "Markov Random Field Modeling in Image Analysis" (Springer-Verlag, 2nd edition in 2001), and over 180 reference papers and book chapters in these areas. He obtained a B.Eng from Hunan University, an M.Eng from National University of Defense Technology, and a PhD. from Surrey University where he also worked as a research fellow. All the degrees are in Electrical and Electronic Engineering. He is a senior member of IEEE and currently serves as editorial board of Pattern Recognition, and program committees of various international conferences.

         MR. KIN KWONG "HUMPHREY" CHEUNG, CHIEF TECHNOLOGY OFFICER AND DIRECTOR. Mr. Cheung has been the Chief Technology Officer of Titanium Technology since July 2001. He received a bachelor's degree in Electronic Engineering from The Chinese University of Hong Kong in 1994 and a master's degree in Manufacturing Engineering from The Hong Kong Polytechnic University in 1998. Mr. Cheung is responsible for overseeing the technical development of all product lines as well as the integration of the technologies into product, systems and platforms into deliverables that will best serve market demands. Prior to founding Titanium Technology, Mr. Cheung worked at the Computer Graphics Laboratory for the Hong Kong Polytechnic University as a research assistant. He was also a co-founder of 303 Company Limited with Dr. Johnny Ng and Mr. Billy Tang, serving as the Chief Technical Officer from April 1999 to March 2001. He has published several papers in the fields of computer graphics, solid modeling, biometrics, and pattern recognition.

         MR. WAI HUNG "BILLY" TANG, CHIEF OPERATION OFFICER AND DIRECTOR. Mr. Tang has been the Chief Operation Officer of Titanium Technology since July 2001 and is responsible for its management and overall operation. He holds Bachelor's degree in Mathematics from the Hong Kong University of Science and Technology. Under his leadership, Titanium Technology has experienced tremendous growth and has increased its employee base to over 30 employees worldwide in just over a year. Prior to co-founding Titanium Technology, he was also a co-founder of 303 Company Limited with Dr. Johnny Ng and Mr. Humphrey Cheung. He served as Chairman of that company from April 1998 to January 2001. Mr. Tang previously was an instrumental member of the research team in the department of Industrial and Systems Engineering of the Hong Kong Polytechnic University from November 1996 to March 1997, where he focused on the research of virtual reality technology. He was a system engineer for Internet Access Hong Kong Limited, one of the largest Internet Service Providers in Hong Kong, from June 1997 to April 1998.

         PATRICK LO, DIRECTOR OF BUSINESS DEVELOPMENT OF TITANIUM TECHNOLOGY. Mr. Lo joined Titanium Technology in May 2003. From January 2001 to March 2003, he worked for Information Security One, a Hong Kong company that distributes security products in China, such as intrusion detection systems, firewalls, and log analysis tools. As the director for enterprise security services, he was responsible for sales operations in Hong Kong and China.

         ERIC WONG, CONSULTANT. Mr. Wong has over 25 years of experience in the areas of production development, sales and marketing in Southeast Asia and Europe. Accordingly, we use Mr. Wong as a consultant.

For the past five years, he has been involved primarily as the chairman of BTC Consultant Co., Ltd., a company incorporated in Hong Kong that provides professional consultancy and business services with regard to foreign investment in China. It focuses on assisting multinational companies in obtaining commercial opportunities offered by China's consumer market.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business. Due to the ownership of stock in our company by management, we believe that they are sufficiently motivated to focus primarily on the business of the company. Additionally the employment agreements with members of management state that any and all industrial property rights, including patents, to which they are or may be entitled or which are created as a result of their services under their employment agreements belong to and are the exclusive property of Titanium Technology. The employment agreements also contain a non-compete provision that prohibits them from engaging or being interested in any capacity in any business whose activities are substantially similar to or compete with any of the business activities of Titanium Technology or any of its subsidiaries, being involved in any projects or products handled or produced by Titanium Technology or its subsidiaries, or dealing with any existing customers of Titanium Technology or its subsidiaries.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

                             EXECUTIVE COMPENSATION

         The following table sets forth information about the remuneration of our chief executive officers for the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE
                     AS SHOWN IN UNITED STATES DOLLARS (US$)
-----------------------------------------------------------------------------------------------------------------------
                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                ----------------------------------------------------
                                                                            AWARDS              PAYOUTS
                   ----------------------------------------------------------------------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
    NAME AND                                            ANNUAL        STOCK     UNDERLYING      LTIP        ALL OTHER
    PRINCIPAL                                          COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS     COMPENSA-
    POSITION        YEAR    SALARY ($)    BONUS ($)    TION ($)        ($)       SARS (#)        ($)        TION ($)
-----------------------------------------------------------------------------------------------------------------------
  Johnny Ng (1)     2003      $41,538       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004      $30,512       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005       $-0-         $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------
 Humphrey Cheung    2003      $58,974       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004      $51,282       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005      $46,154       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------
   Billy Tang       2003      $58,974       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004      $51,282       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005      $46,154       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE
                       AS SHOWN IN HONG KONG DOLLARS (HK$)
-----------------------------------------------------------------------------------------------------------------------
                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                ----------------------------------------------------
                                                                            AWARDS              PAYOUTS
                   ----------------------------------------------------------------------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
    NAME AND                                            ANNUAL        STOCK     UNDERLYING      LTIP        ALL OTHER
    PRINCIPAL                                          COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS     COMPENSA-
    POSITION        YEAR    SALARY ($)    BONUS ($)    TION ($)        ($)       SARS (#)        ($)        TION ($)
-----------------------------------------------------------------------------------------------------------------------
  Johnny Ng (1)     2003     $323,996       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004     $237,994       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005       $-0-         $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------
 Humphrey Cheung    2003     $459,997       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004     $400,000       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005     $360,000       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------
   Billy Tang       2003     $459,997       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004     $400,000       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2005     $360,000       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------

--------------------------
(1) Mr. Johnny Ng functioned as the Chief Executive Officer from September 2001 to April 2005. Mr. Ng waived his salary for 2005.

         During the last fiscal year, there were no grants of stock options, stock appreciation rights, benefits under long-term incentive plans or other forms of compensation involving our officers. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

EMPLOYMENT CONTRACTS

         We entered into agreements with our executive officers, Jason Ma, Humphrey Cheung, and Billy Tang as of January 1, 2005. While each of the agreements provides for permanent employment, each agreement may be terminated by either party at any time without cause upon two weeks' notice. In the event of termination, the employee is subject to a 12-month non-competition provision during which he cannot engage in any business that competes with us or deal with any of our existing customers. The agreements provide for monthly salaries of US $2,564 (HK$20,000) for Mr. Ma, US$3,846 (HK$30,000) for Mr. Cheung, and US$3,846
(HK$30,000) for Mr. Tang, with annual salary reviews on January 1 of each year.

         During 2005, there were unpaid salaries to Jason Ma, Humphrey Cheung, and Billy Tang in the amount of $7,692 (HK$60,000) to each person. On June 30, 2005, these three officers agreed to forgive the unpaid salaries due from us through that date in the total amount of $23,076 (HK$180,000).

STOCK OPTION PLAN

         On November 22, 2005, our board of directors approved a stock option plan under which options to purchase up to 5,000,000 shares of common stock may be granted. We anticipate that the plan will provide for the granting of incentive stock options to our employees and non-statutory options to our employees, advisors and consultants.

         The board of directors or the compensation committee of the board would determine the exercise price for each option at the time the option is granted. The exercise price for shares under an incentive stock option would not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price is the closing price per share on the date the option is granted. The committee would also determine when options become exercisable. The term of an option would be no more than ten (10) years from the date of grant. No option would be exercised after the expiration of its term.

         Unless otherwise expressly provided in any option agreement, the unexercised portion of any option granted to an optionee would automatically terminate one year after the date on which the optionee's employment or service is terminated for any reason, other than by reason of cause, voluntary termination of employment or service by the optionee, or the optionee's death. Options would terminate immediately upon the termination of an optionee's employment for cause or 30 days after the voluntary termination of employment or service by the optionee. If an optionee's employment or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following year if the employment or consulting relationship had continued, would be exercisable within the one year period following the optionee's death by his or her estate or by the person who acquired the exercise right by bequest or inheritance.

         Options granted under the plan would not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee, except that a non-statutory stock option would be transferable to a family member or trust for the benefit of a family member if the committee's prior written consent is obtained.

         We anticipate that we will have the right to redeem any shares issued to any optionee upon exercise of the option granted under the plan immediately upon the termination of optionee's employment or service arising from disability, the death of the optionee, the voluntary termination of employment or services of the optionee, or the termination of employment or services of the optionee for cause. The redemption price would be the fair market value of the shares on the date of the event of redemption.

         In the event that our stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price for shares subject to any such outstanding option.

         In the event of a merger in which our shareholders immediately before the merger own 50% or more of the issued and outstanding shares of stock of the resulting entity after the merger, then existing options shall automatically convert into options to receive stock of the resulting entity. Unless otherwise expressly provided in any option, the committee in its sole discretion may cancel, effective upon the date of the consummation of any change of control, any option that remains unexercised on such date.

         We anticipate that the plan will authorize the board to amend, alter, suspend, or terminate the plan, or any part thereof, at any time and for any reason. However, the plan would require shareholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable laws. No such action by the board or shareholders would alter or impair any option previously granted under the plan without the written consent of the optionee. The plan would remain in effect until terminated by action of the board or operation of law.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to the officers and directors individually and as a group, and the holders of more than 5% of the our common stock, as of the date of this prospectus:

       NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>            NUMBER OF SHARES OWNED         PERCENT OF CLASS (2)<F2>
----------------------------------------------------------------------------------------------------------------------
Johnny Ng                                                          37,835,000 (3)<F3>                   75.7%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Golden Mass Technologies Ltd.                                      37,835,000 (3)<F3>                   75.7%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Humphrey Cheung                                                        0 (3)<F3>                          --
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong



                                       36

       NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>            NUMBER OF SHARES OWNED         PERCENT OF CLASS (2)<F2>
----------------------------------------------------------------------------------------------------------------------
Billy Tang                                                             0 (3)<F3>                          --
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Jason Ma                                                                 0                                --
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

All Directors and Executive Officers As a Group (4                   37,835,000                         75.7%
persons)

------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2> Based on 50,000,000 shares outstanding as of the date of this prospectus. Does not give effect to the possible exercise of the Warrants.

(3)<F3> Includes 37,835,000 shares owned by Golden Mass Technologies Ltd., a British Virgin Islands company, as to which Johnny Ng has sole voting and dispositive power through an indirect 51% ownership in Golden Mass. Humphrey Chung and Billy Tang each own 19% of Golden Mass but do not have voting or dispositive power over these shares.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

ERICORPS CREATION (HK) LIMITED

         Ericorps Creation (HK) Limited is owned by Eric Wong and his wife, who own indirectly 10.0% of our outstanding shares through their ownership of Golden Mass Technologies Ltd. Ericorps is also one of our distributors of ProAccess FaceOK. We sell our products to distributors at prices based on the quantities purchased. The price decreases as the quantity increases. The terms that we have with Ericorps are the same as those with other third party distributors. Therefore, we believe that the terms of the transactions with Ericorps have been no less favorable than the terms of similar transactions with non-affiliates. During the years ended December 31, 2005, 2004 and 2003, we sold products to Ericorps Creation (HK) Limited in the amounts of $nil, US$34,204 (HK$266,791) and US$105,874 (HK$825,820), respectively.

AMOUNTS DUE FROM RELATED PARTIES

         We have paid for the expenses related to the annual company secretary fee, similar to a corporate annual report fee, of Golden Mass Technologies Limited ("Golden Mass"), a shareholder that is controlled by, among others, Johnny Ng, Humphrey Cheung, and Billy Tang, who are our officers and directors, since 2002. Johnny Ng, Humphrey Cheung, and Billy Tang own indirectly 41%, 19% and 19%, respectively, of Golden Mass. We paid for these expenses as an accommodation, since Golden Mass does not maintain a bank account in Hong Kong. The amounts paid were US$769 (HK$6,000), US$705 (HK$5,500) and US$705 (HK$5,500)
for the years ended December 31, 2005, 2004 and 2003, respectively. This practice has ceased effective January 1, 2006.

         In 2003, when we decided to establish an office in PRC, we established an annual budget for the subsidiary and we remitted cash in those budgeted amounts to Humphrey Cheung. Due to the fact that non-cash payment methods are not widely accepted in the PRC, we have advanced cash to Humphrey Cheung, who then pays expenditures for our PRC subsidiary, such as salaries, fees, and rent, in cash. This practice continued in 2003 and 2004. The amounts paid to Humphrey Cheung for this purpose were US$165,879 (HK$1,293,860), US$86,439 (HK$674,225)
and US$59,710 (HK$465,737) during the years ended December 31, 2005, 2004 and 2003, respectively. In 2005, after review of its cash levels and its related party transactions, management concluded that it would discontinue this practice and would also prohibit the practice of advancing funds to related parties.

         The following table sets forth the advances and repayments, as stated in Hong Kong dollars (HK$):

                                                                            Humphrey      Golden Mass           Total
                                                                              Cheung
                                                  Cash     Non-cash              HKD              HKD             HKD
------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2002                                                                          -                -
Personal expenses paid on behalf                    v                          19,434           6,100           25,534
Unpaid share capital                                          v                     -         360,000          360,000
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2002                                                   19,434         366,100          385,534
Loan to director for PRC subsidiary expenses        v                         465,737               -          465,737
Repayment                                           v                         (48,441)              -          (48,441)
Personal expenses paid on behalf                    v                               -           5,500            5,500
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2003                                                  436,730         371,600          808,330
Loan to director for PRC subsidiary expenses        v                         674,225               -          674,225
Repayment                                           v                         (79,370)              -          (79,370)
Share capital paid up by set-off with                                               -        (360,000)        (360,000)
shareholder's loan                                            v
Personal expenses paid on behalf                    v                               -           5,500            5,500
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2004                                                1,031,585          17,100        1,048,685
Loan to director for PRC subsidiary expenses        v                       1,293,860               -        1,293,860
Personal expenses paid on behalf                    v                               -           6,000            6,000
Repayment                                           v                        (681,684)                        (681,684)
Amount setting off against "Amount due to
related parties"                                              v            (1,643,761)        (23,100)      (1,666,861)
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2005                                                        -               -                -
========================================================================================================================

AMOUNTS DUE TO RELATED PARTIES

         In 2002 and 2003, Johnny Ng, Billy Tang, and Goldford Consultancy Limited ("Goldford"), a company owned by Johnny Ng, advanced US$37,190 (HK$290,085), to us, net of repayments. In 2004, we repaid the advances from Goldford in full. Johnny Ng and Billy Tang also advanced funds to us and at December 31, 2004, the aggregate amounts of these advances were US$27,025 (HK$210,797). During the year ended December 31, 2005, Johnny Ng and Billy Tang loaned us US$457,629 (HK$3,569,508) and we repaid them US$201,611 (HK$1,572,562), leaving a balance of US$283,044 (HK$2,207,743). Both Johnny Ng and Billy Tang agreed to offset US$213,700 (HK$1,666,861) of this amount against amounts due from related parties. Johnny Ng and Billy Tang then forgave the balance of US$69,344 (HK$540,882) and this amount was contributed to the capital of the company. We believe that the terms of these transactions were no less favorable than what could have been obtained from non-affiliates.

         The following table sets forth the movement of the amounts due to related parties in Hong Kong dollars (HK$). Amounts for Goldford are included in Johnny Ng's column as he owns that company.

                                                                 Billy Tang        Johnny Ng           Total
                                                                        HKD              HKD             HKD
--------------------------------------------------------------------------------------------------------------
Balance at January 1, 2002                                                -            4,716           4,716
Advances to us during the year                                       77,649          330,755         408,404
Repayment by us during the year                                     (36,925)        (181,930)       (218,855)
--------------------------------------------------------------------------------------------------------------

Balance at December 31, 2002                                         40,724          153,541         194,265
Advances to us during the year                                       54,146          578,811         632,957
Repayment by us during the year                                           -         (537,137)       (537,137)
--------------------------------------------------------------------------------------------------------------

Balance at December 31, 2003                                         94,870          195,215         290,085
Advances to us during the year                                      133,300          308,212         441,512
Repayment by us during the year                                     (50,000)        (470,800)       (520,800)
--------------------------------------------------------------------------------------------------------------

Balance at December 31, 2004                                        178,170           32,627         210,797
Advances to us during the year                                    3,564,508            5,000       3,569,508
Repayment by us during the year                                  (1,534,935)         (37,627)     (1,572,562)
Amount offset against amounts due from related parties           (1,666,861)               -      (1,666,861)
Amount forgiven and contributed to additional paid-in              (540,882)               -        (540,882)
capital
--------------------------------------------------------------------------------------------------------------

Balance at December 31, 2005                                              -                -               -
==============================================================================================================

SHAREHOLDERS LOANS

         In 2003 and 2004, Johnny Ng, Billy Tang, and Humphrey Cheung, through Golden Mass, loaned us US$117,949 (HK$920,000) and US$64,102 (HK$500,000),
respectively, leaving a balance of US$182,051 (HK$1,420,000) owed to them at December 31, 2004. During the year ended December 31, 2005, no additional money was loaned. These loans were unsecured, interest-free, and not repayable within the next twelve months. The whole amount of US$182,051 (HK$1,420,000) was forgiven by the shareholders and contributed to the company as additional paid-in capital in 2005. We believe that the terms of these transactions were no less favorable than what could have been obtained from non-affiliates.

PERSONAL GUARANTEES

         Billy Tang, Johnny Ng, and Humphrey Cheung personally guaranteed our installment loan from a financial institution in the amount of US$38,462 (HK$300,000). None of these individuals received any remuneration for the guarantee. This loan was repaid in 18 monthly installments of US$2,313 (HK$18,042) in 2005.

         On February 6, 2006, Billy Tang, Johnny Ng, and Humphrey Cheung personally guaranteed our banking facilities arrangement with the bank where we maintain our checking account. The arrangement allows us to overdraft our account up to US$256,410 (HK$2,000,000) and Messrs. Tang, Ng and Cheung have provided their personal guarantees up to that amount. We believe that the terms of these transactions were no less favorable than what could have been obtained from non-affiliates.


                                    TAXATION

         The following is a summary of anticipated material U.S. federal income and British Virgin Islands tax consequences of an investment in our common shares. The summary does not deal with all possible tax consequences relating to an investment in our common shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the common shares. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

         The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S. federal income tax on all of its income regardless of source, making an investment in the common shares.

         In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of our common shares, which we refer to as a "10% Shareholder". Non-U.S. persons and 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in our common shares.

         A U.S. investor receiving a distribution of our common shares will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax law. Any distributions in excess of our earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor's adjusted tax basis in our common shares, and then as gain from the sale or exchange of a capital asset, provided that our common shares constitutes a capital asset in the hands of the U.S. investor. U.S. corporate shareholders will not be entitled to any deduction for distributions received as dividends on our common shares.

          Gain or loss on the sale or exchange of our common shares will be treated as capital gain or loss if our common shares are held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held our common shares for more than one year at the time of the sale or exchange.

         A holder of common shares may be subject to "backup withholding" at the rate of 28% with respect to dividends paid on our common shares if the dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to the holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common shares may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

         Backup withholding may be avoided by the holder of Common Shares if such holder:
            o     is a corporation or comes within other exempt categories; or

            o provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

         In addition, holders of common shares who are not U.S. persons are generally exempt from backup withholding, although they may be required to comply with certification and identification procedures in order to prove their exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder's U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return in order to claim refunds of withheld amounts.

BRITISH VIRGIN ISLANDS TAXATION

         Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common shares who is not a resident of British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and holders of common shares are not liable for British Virgin Islands income tax on gains realized during that year on any sale or disposal of the shares. The British Virgin Islands does not currently impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

         There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the common shares are not subject to transfer taxes, stamp duties or similar charges.

         There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.


                            DESCRIPTION OF SECURITIES

         We were registered in the British Virgin Islands on May 17, 2004 as a British Virgin Islands International Business Company, number 597079. Our charter documents consist of our Memorandum of Association and our Articles of Association. The Memorandum of Association loosely resembles the Articles of Incorporation of a United States corporation and the Articles of Association loosely resembles the bylaws of a United States corporation. Our Memorandum of Association provides that we any engage in any act or activity which is not prohibited by any laws of the British Virgin Islands. We are authorized to issue 100,000,000 shares of common stock, with a par value of US$0.01 per share. As of the date of this prospectus, we had 50,000,000 outstanding shares of common stock. All of our outstanding shares are fully paid and non-assessable.

         A brief description of our Memorandum of Association and Articles of Association follows, including a summary of material differences between the corporate statutes of the United States, using Delaware as an example, and those of the British Virgin Islands. This description and summary does not purport to be complete and does not address all differences between United States and British Virgin Islands corporate statutes. Copies of our Memorandum of Association and Articles of Association have been filed as exhibits to our registration statement on Form S-1 and readers are urged to review these exhibits in their entirety for a complete understanding of the provisions of our charter documents.

                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================
Voting rights                 The holders of ordinary shares are          The holders of common stock are entitled
                              entitled to one vote for each share held    to one vote for each share held of record
                              of record on all matters submitted to the   on all matters submitted to a vote of
                              stockholders.  Cumulative voting is not     stockholders.  Cumulative voting is
                              allowed; hence, the holders of a majority   allowed if permitted in the certificate of
                              of the outstanding common stock can elect   incorporation.
                              all directors.

Preemptive rights             Holders of ordinary shares have no          Holders of common stock have no preemptive
                              preemptive rights.                          rights.



                                       41

                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================
Dividend rights               Holders of common stock are entitled to     The directors of a corporation, subject to
                              receive such dividends as may be declared   any restrictions contained in its
                              by the Board of Directors out of funds      certificate of incorporation, may declare
                              legally available for dividends.  All       and pay dividends upon shares of its
                              outstanding common shares have the same     capital stock, either out of its surplus,
                              rights with regard to dividends and         as defined in the Delaware General
                              distributions upon our liquidation, which   Corporation Law, or out of its net profits
                              is to share pro rata in any distribution    for the fiscal year in which the dividend
                              of our assets after payment of              is declared and/or the preceding fiscal
                              liabilities.  Our Board of Directors is     year.  If the capital of the corporation
                              not obligated to declare a dividend and     shall be diminished by depreciation in the
                              it is not anticipated that dividends will   value of its property or by losses or
                              ever be paid.  All dividends unclaimed      otherwise, to an amount less than the
                              for three years after having been           aggregate amount of the capital
                              declared may be forfeited by resolution     represented by the issued and outstanding
                              of the directors for our benefit.           stock of all classes having a preference
                                                                          upon the distribution of assets, the
                                                                          directors shall not declare and pay out of
                                                                          net profits any dividends upon any shares
                                                                          of any classes of capital stock until the
                                                                          deficiency in the amount of capital
                                                                          represented by the issued and outstanding
                                                                          stock of all classes having a preference
                                                                          upon the distribution of assets shall have
                                                                          been repaired.
Redemption of shares          We may redeem any of our own shares for     A Delaware corporation may redeem its own
                              fair value.  However, no purchase,          shares, except that it may not redeem
                              redemption or other acquisition of shares   shares for cash or other property when the
                              can be made unless out of surplus (as       capital of the corporation is impaired or
                              defined by the International Business       when such redemption would cause any
                              Companies Act) and unless the directors     impairment of the capital of the
                              determine that immediately after the        corporation.
                              purchase, redemption or other acquisition
                              we will be able to satisfy our
                              liabilities as they become due in the
                              ordinary course of business, and the
                              realizable value of our assets will not
                              be less than the sum of our total
                              liabilities and capital.  In the absence
                              of fraud, the decision of the directors
                              as to the realizable value of our assets
                              is conclusive, unless a question of law
                              is involved.

Annual meeting of             British Virgin Islands law does not         Delaware law requires annual meetings of
stockholders                  require an international business company   stockholders.
                              to have an annual meeting.


                                       42

                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================
Special meeting of            Under British Virgin Islands law, unless    Under Delaware law, a special meeting of
stockholders                  otherwise provided by a company's           stockholders may be called by the board of
                              memorandum of association or articles of    directors or any other person authorized
                              association, special meetings of            to do so in the certificate of
                              stockholders may be called by the           incorporation or bylaws.
                              directors at any time.

                              Under British Virgin Islands law,
                              directors are required to call meetings
                              upon a written request from the
                              stockholders holding more than 50% of the outstanding voting shares, unless the memorandum of association or articles of association provide for a lesser percentage.

Action by written consent     Under British Virgin Islands law, unless    Under Delaware law, unless otherwise
in lieu of a stockholders'    otherwise provided by a company's           provided in the certificate of
meeting                       memorandum of association or articles of    incorporation, stockholders may take
                              association, stockholders may take action   action by written consent in lieu of
                              by written consent in lieu of voting at a   voting at a stockholders meeting.
                              stockholders' meeting.

Record date for determining   Under British Virgin Islands law, the       Under Delaware law, the record date for
stockholders and notice of    directors of a company may fix the date     determining stockholders of record at a
meeting                       notice is given of a meeting as the         meeting is a date fixed by the directors
                              record date for determining those shares    that is not more than 60 days nor less
                              that are entitled to vote at the            than 10 days before such meeting.
                              meeting.
                                                                          Written notice of all meetings of
                              The company's articles of association       stockholders, stating the time, place and
                              provide that written notice of all          date thereof, shall be given no less than
                              meetings of stockholders, stating the       10 nor more than 60 days before the date
                              place, date, time and general nature of     on which the meeting is to be held to each
                              the business to be conducted shall be       stockholders entitled to vote at such meeting.
                              given at least 7 days before the date of
                              the proposed meeting to those persons
                              whose names appear as stockholders in the
                              share register of the company on the date
                              of the notice and are entitled to vote at
                              the meeting.  However, in general a
                              meeting of stockholders may be called on
                              shorter notice if at least 60% of the
                              total number of shares entitled to vote
                              on all matters to be considered at the
                              meeting waive the right to notice.

                              The inadvertent failure of the directors to give notice of a meeting to a stockholder or the fact that a stockholder has not received the notice does not invalidate the meeting.


                                       43

                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================
Number of directors           Our Articles of Association provide that    The board of directors shall consist of
                              our board of directors will consist of      one or more members, each of whom shall be
                              not less than one nor more than 20          a natural person.  The number of directors
                              directors.  Directors may be natural        shall be fixed by, or in the manner
                              persons or companies, in which event the    provided in, the bylaws.
                              company may designate a person as its
                              representative as a director.

Classified board of           Under British Virgin Islands law, a         Delaware law provides that a corporation's
directors                     company's board of directors may be         board of directors may be divided into
                              divided into various classes with           three classes with staggered terms of
                              staggered terms of office.                  office.

                              The company's articles of association       Directors are to be elected at each annual
                              provide that directors may be elected by    stockholders' meeting to hold office until the
                              the stockholders or the existing            next annual meeting.
                              directors for such term as the members
                              of the directors may determine.

Removal of directors          The company's articles of association       Under Delaware law, any director or the
                              provide that a director shall vacate        entire board of directors may be removed,
                              office if the director (a) is removed by    with or without cause, by the holders of a
                              a resolution of the stockholders or         majority of the shares then entitled to
                              directors; (b) becomes bankrupt or makes    vote at an election of directors.
                              any arrangement or composition with his
                              creditors generally; (c) becomes of
                              unsound mind or of such infirm health as
                              to be incapable of managing his affairs;
                              or (d) resigns.

Board of director             The company's articles of association       Under Delaware law, vacancies and newly
vacancies                     provide that any vacancy on the board of    created directorships may be filled by a
                              directors may be filled either by the       majority of the directors then in office,
                              stockholders or by the remaining            even though less than a quorum, unless
                              directors.                                  otherwise provided in the certificate
                                                                          of incorporation or bylaws.


                                       44


                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================
Limitation of liability of    The company's articles of association       The certificate of incorporation may
directors                     provide that no director shall be liable    provide that, to the fullest extent
                              for any loss, damage or misfortune that     permitted by Delaware law, no director
                              may happen to, or be incurred by the        shall be personally liable to the
                              company in the execution of the duties of   corporation or its stockholders for
                              his office or in relation thereto.          monetary damages for any breach of
                                                                          fiduciary duty by such director as a
                              British Virgin Islands law, however, sets   director.
                              the standard of care expected from every
                              director in performing his functions, as    Under Delaware law, a corporation may not
                              requiring that he act honestly and in       eliminate monetary liability for (a)
                              good faith with a view to the best          breaches of the director's duty of loyalty
                              interests of the company and exercise the   to the corporation or its stockholders;
                              care, diligence and skill that a            (b) acts or omissions not in good faith or
                              reasonably prudent person would exercise    involving intentional misconduct or a
                              in comparable circumstances.  No            knowing violation of law; (c) unlawful
                              provision in the company's memorandum or    dividends, stock repurchases or
                              articles of association or in any           redemptions; or (d) transactions from
                              agreement entered into by the company       which the director received an improper
                              relieves a director from the duty to act    personal benefit.  Such provisions for the
                              in accordance with the memorandum or        limitation of liability may not limit a
                              articles of association or from any         director's liability for violation of, or
                              personal liability arising from his         otherwise relieve directors from, the
                              management of the business and affairs of   necessity of complying with federal or
                              the company.                                state securities laws, or affect the
                                                                          availability of nonmonetary remedies such
                              It should be noted, therefore, that in as
                              injunctive relief or rescission. addition
                              to the statutory standard of care imposed
                              on directors, they are also bound by the
                              usual common law duty of care in relation
                              to the exercise of their powers as
                              directors.

Indemnification               The articles of association provide that    A corporation may indemnify present and
                              every director or officer of the company    former directors or officers of a
                              shall be entitled to be indemnified         corporation for any expenses, liability
                              against all losses or liabilities which     and loss incurred in connection with any
                              he may sustain or incur in or about the     action, suit, or proceeding, whether civil
                              execution of his duties of his office or    or criminal, administrative or
                              otherwise in relation thereto.              investigative that such person was or is
                                                                          made a party to or is threatened to be
                              Such indemnity is subject to the            made a party to by reason of the fact that
                              limitations that a BVI company may only     such person was serving (during his or her
                              indemnify a person if the person acted      tenure as director and/or officer of the
                              honestly and in good faith with a view to   corporation) at the request of the
                              the best interests of the company and, in   corporation as a director, officer,
                              the case of criminal proceedings, the       employee or agent of another corporation
                              person had no reasonable cause to believe   or entity.  The director or officer is
                              that his conduct was unlawful.  The         indemnified and held harmless
                              decision of the directors as to whether     for all expenses, liability and loss,
                              the person acted appropriately is, in the   including attorneys' fees, judgments, fines,
                              absence of fraud, sufficient.               ERISA excise taxes or penalties and amounts
                                                                          paid or to be paid in settlement reasonably
                                                                          incurred in connection with such proceeding.
                                                                          Such officer or director is entitled to be
                                                                          paid by the corporation for expenses incurred
                                                                          in defending any such



                                       45

                                        BRITISH VIRGIN ISLANDS                             DELAWARE
                              ========================================    ==========================================

                                                                          action in advance of its final disposition.
                                                                          The director or officer must, as a condition
                                                                          to such advancement, provide to the
                                                                          corporation a written undertaking that if a
                                                                          court determines that the director or officer
                                                                          is not entitled to indemnification by the
                                                                          corporation, then the director or officer
                                                                          shall repay to the corporation all amounts so
                                                                          advanced. The corporation may maintain
                                                                          directors' and officers' liability insurance.

Amendment of corporate        Amendments to the memorandum and articles   Amendments to the certificate of
documents (including an       of association may be made by resolution    incorporation may be made by resolution of
increase in the authorized    of stockholders OR directors. If the        the board of directors followed by the
capital stock)                amendment is to be approved at a meeting    approval of the holders of a majority of
                              of stockholders or directors, the           the shares of common stock then
                              affirmative vote of a simple majority is    outstanding.
                              required - i.e., there must be more votes
                              in favor of the amendment than against      The bylaws may be amended or repealed by
                              it.  If the amendment to be approved by     the board of directors or by the
                              consent in writing, the affirmative vote    stockholders.
                              of the holders of a majority of the
                              shares entitled to vote or a majority of
                              the directors is required.

Designation and issuance of   The company's Articles of Association       If authorized to do so in the certificate
preferred stock               provide that any share may be issued with   of incorporation, the board of directors
                              such preferred, deferred, or other          may adopt a resolution providing for such
                              special rights, or such restrictions,       voting powers, designations, preferences
                              whether in regard to dividend, voting,      and relative, participating, optional or
                              return of capital or otherwise, as the      other special rights, and qualifications,
                              directors may from time to time determine.  limitations or restrictions as it may determine.

Stockholder votes on          Under British Virgin Islands law, the       Under Delaware law, the vote of a majority
certain transactions          vote of a majority of the votes cast is     of the outstanding shares of capital stock
                              generally required to approve each of the   entitled to vote is generally required to
                              following transactions:  (a) a merger or    approve each of the following
                              other reorganization; (b) a sale of         transactions:  (a) a merger or other
                              substantially all of the assets of a        reorganization; (b) a sale of
                              corporation; and (c) a voluntary            substantially all of the assets of a
                              dissolution of the corporation.             corporation; and (c) a voluntary
                                                                          dissolution of the corporation.


         British Virgin Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.

         While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, that is, in the name of, and for the benefit of, our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the US.

         As in most US jurisdictions, the board of directors of a British Virgin Islands company is charged with the management of the affairs of the company. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

         Under British Virgin Islands law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company.

WARRANTS

         In connection with our private placement of Units, we issued common stock purchase warrants. The warrants give the holders the right to purchase from us, until June 30, 2008, an aggregate of 3,000,000 shares of our common stock for US$0.50 per share. Both the number of warrants and the exercise price of the warrants are subject to anti-dilution adjustments in the event of stock dividends, stock splits, stock combinations and any other similar transactions. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders.

         Each warrant is redeemable at US$0.001 per warrant if the common stock is then listed on a recognized stock exchange or trading at US$1.00 per share for 20 consecutive trading days.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.


                              SELLING STOCKHOLDERS

         This prospectus relates to the resale of 9,956,000 shares of common stock held by existing shareholders. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

         Except for the last four shareholders listed it the table, all of the shareholders purchased units from the company, each unit consisting of one share of common stock and one common stock purchase warrant, in a private placement from July 2005 to August 2005, at a price of US$0.20 per unit. We relied upon the exemption from registration contained in Rule 506 of Regulation D, as the investors were accredited investors. We agreed to register the shares for resale.

         DeCh'in Strategic Consulting LLC received its from Golden Mass Technologies Ltd. in consideration for services rendered in April 2005. Li Kai Chi, Ma Kit Ying, Ada, and Lam Wai Keung had been shareholders of Golden Mass Technologies Ltd. but opted to receive their ownership in the company directly, as opposed to holding an indirect ownership interest through Golden Mass. They received their shares in March 2005.

                                                                                                  OWNERSHIP AFTER OFFERING
                                                                                                  --------------------------
                                                               NUMBER OF
                                                                SHARES               SHARES
                                                             BENEFICIALLY         REGISTERED FOR    NUMBER OF
NAME OF SELLING SHAREHOLDER                                    OWNED (1)<F1>      RESALE (2)<F2>  SHARES (3)<F3>   PERCENT
                                                               ---------           ----------      ----------      --------
George Lucas Adamson                                             50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lori Kay Allred                                                  20,000 (2)<F2>           10,000        10,000      (4)<F4>
William Ambrose                                                 150,000 (2)<F2>           75,000        75,000      (4)<F4>
Lloyd Banks and Vera Banks                                       100,000(2)<F2>           50,000        50,000      (4)<F4>
Richard Bush-Luna and Cyndi Bush-Luna                            25,000 (2)<F2>           12,500        12,500      (4)<F4>
Howard S. Carney                                                100,000 (2)<F2>           50,000        50,000      (4)<F4>
Chan Ho Wah Terence                                             100,000 (2)<F2>           50,000        50,000      (4)<F4>
Linda A Chandler and Bradley Scott Chandler                      10,000 (2)<F2>            5,000         5,000      (4)<F4>
Cheng Chui Yee Bonnie                                            20,000 (2)<F2>           10,000        10,000      (4)<F4>
Chin Cheung                                                     100,000 (2)<F2>           50,000        50,000      (4)<F4>
Devries Properties (5)<F5>                                       30,000 (2)<F2>           15,000        15,000      (4)<F4>
Laura Dichter                                                    25,000 (2)<F2>           12,500        12,500      (4)<F4>
John Diepersloot Trust (6)<F6>                                   37,000 (2)<F2>           18,500        18,500      (4)<F4>
Heather Evans                                                   108,000 (2)<F2>           54,000        54,000      (4)<F4>
Brent Alan Fedrizzi                                              10,000 (2)<F2>            5,000         5,000      (4)<F4>
Jeffrey W. Felton                                               100,000 (2)<F2>           50,000        50,000      (4)<F4>
Lilian Fong                                                     300,000 (2)<F2>          150,000       150,000      (4)<F4>
Michael D. Forti and Thomas A. Forti                             50,000 (2)<F2>           25,000        25,000      (4)<F4>
Thomas A. Forti                                                 200,000 (2)<F2>          100,000       100,000      (4)<F4>
Dirk Blair Freeman II                                            50,000 (2)<F2>           25,000        25,000      (4)<F4>
Clifford E. Godfrey                                              20,000 (2)<F2>           10,000        10,000      (4)<F4>
Goh Choo Hwee                                                    10,000 (2)<F2>            5,000         5,000      (4)<F4>
Arnold Goldblatt                                                 20,000 (2)<F2>           10,000        10,000      (4)<F4>
Martin Gross                                                     10,000 (2)<F2>            5,000         5,000      (4)<F4>
Jacquie Hallenbeck                                              100,000 (2)<F2>           50,000        50,000      (4)<F4>
Sarah S. Haney (7)<F7>                                           50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert Hardaway                                                  10,000 (2)<F2>            5,000         5,000      (4)<F4>
Randy and Carol Heller (8)<F8>                                   30,000 (2)<F2>           15,000        15,000      (4)<F4>
Ryan B. Heller and Marlana Heller (8)<F8>                        15,000 (2)<F2>            7,500         7,500      (4)<F4>
Adrian Hernandez and Tracy Hernandez                            250,000 (2)<F2>          125,000       125,000      (4)<F4>
Annie S. Hinson and Bob Hinson (9)<F9>                          250,000 (2)<F2>          125,000       125,000      (4)<F4>
Paul E. Hinson (9)<F9>                                           50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert S. and Michele B. Hinson (9)<F9>                          50,000 (2)<F2>           25,000        25,000      (4)<F4>
J Paul Consulting (10)<F10>                                     500,000 (2)<F2>          250,000       250,000      (4)<F4>
Mike G. Jackson                                                 250,000 (2)<F2>          125,000       125,000      (4)<F4>
Kevin Jenkins                                                   130,000 (2)<F2>           65,000        65,000      (4)<F4>
Richard H. Kelly                                                 50,000 (2)<F2>           25,000        25,000      (4)<F4>
John D. Kucera                                                   50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lai To Yue Linda                                                 50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lam Kwan                                                         10,000 (2)<F2>            5,000         5,000      (4)<F4>
Lam Sheung Ching Larry                                           20,000 (2)<F2>           10,000        10,000      (4)<F4>
Lee Wing Hong Bruce                                             200,000 (2)<F2>          100,000       100,000      (4)<F4>
Lee Yau Chuen Jacko                                             200,000 (2)<F2>          100,000       100,000      (4)<F4>
Myron Leon Trust (11)<F11>                                      125,000 (2)<F2>           62,500        62,500      (4)<F4>


                                       48

                                                                                                  OWNERSHIP AFTER OFFERING
                                                                                                  --------------------------
                                                               NUMBER OF
                                                                SHARES               SHARES
                                                             BENEFICIALLY         REGISTERED FOR    NUMBER OF
NAME OF SELLING SHAREHOLDER                                    OWNED (1)<F1>      RESALE (2)<F2>  SHARES (3)<F3>   PERCENT
                                                               ---------           ----------      ----------      --------
Catherine Leung                                                 200,000 (2)<F2>          100,000       100,000      (4)<F4>
Stella S.F. Liu Trust (12)<F12>                                 125,000 (2)<F2>           62,500        62,500      (4)<F4>
Jay Lutsky                                                       10,000 (2)<F2>            5,000         5,000      (4)<F4>
Thomas E. Manoogian                                              50,000 (2)<F2>           25,000        25,000      (4)<F4>
Chris J. Martinez                                                20,000 (2)<F2>           10,000        10,000      (4)<F4>
Deborah A. Melnick (13)<F13>                                     50,000 (2)<F2>           25,000        25,000      (4)<F4>
Jeffrey C. Melnick (13)<F13>                                     50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert A. Melnick (13)<F13>                                      50,000 (2)<F2>           25,000        25,000      (4)<F4>
John J. Murphy and Paula B. Murphy                               10,000 (2)<F2>            5,000         5,000      (4)<F4>
Steven F. Neira                                                  10,000 (2)<F2>            5,000         5,000      (4)<F4>
Robert M. Nieder                                                200,000 (2)<F2>          100,000       100,000      (4)<F4>
Ponderosa Investment Partners Inc. (14)<F14>                     50,000 (2)<F2>           25,000        25,000      (4)<F4>
Seth D. Rankin                                                   30,000 (2)<F2>           15,000        15,000      (4)<F4>
David J. Schanin                                                 50,000 (2)<F2>           25,000        25,000      (4)<F4>
Mike M. Schizas and Linda K. Schizas                             20,000 (2)<F2>           10,000        10,000      (4)<F4>
Andrew J. Schlauch and Kimberly L. Schlauch                      20,000 (2)<F2>           10,000        10,000      (4)<F4>
John Schoenauer                                                  50,000 (2)<F2>           25,000        25,000      (4)<F4>
William Secor                                                   100,000 (2)<F2>           50,000        50,000      (4)<F4>
The Irrevocable Seven Oaks Trust (15)<F15>                      150,000 (2)<F2>           75,000        75,000      (4)<F4>
H. Howland Silleck (7)<F7>                                       50,000 (2)<F2>           25,000        25,000      (4)<F4>
Silleck Investments, LLC (7)<F7>                                100,000 (2)<F3>           50,000        50,000      (4)<F4>
David  Simas and Jeanne Simas (16)<F16>                         100,000 (2)<F2>           50,000        50,000      (4)<F4>
David Simas FBO Kasey Simas (16)<F16>                            20,000 (2)<F2>           10,000        10,000      (4)<F4>
Kyle P. Simas and David L. Simas (16)<F16>                       20,000 (2)<F2>           10,000        10,000      (4)<F4>
Donald Strasburg                                                 10,000 (2)<F2>            5,000         5,000      (4)<F4>
Scott R Takeda                                                   20,000 (2)<F2>           10,000        10,000      (4)<F4>
Billy B Ray Tam                                                  20,000 (2)<F2>           10,000        10,000      (4)<F4>
Roger Wasserman                                                 100,000 (2)<F2>           50,000        50,000      (4)<F4>
Jeremy Watada                                                    10,000 (2)<F2>            5,000         5,000      (4)<F4>
Charles Wong                                                     70,000 (2)<F2>           35,000        35,000      (4)<F4>
Yau Kam Wing Anthony                                            200,000 (2)<F2>          100,000       100,000      (4)<F4>
DeCh'in Strategic Consulting LLC (17)<F17>                     1,457,000               1,457,000           -0-      --
Li Kai Chi                                                     1,833,000               1,833,000           -0-      --
Ma Kit Ying, Ada                                               1,833,000               1,833,000           -0-      --
Lam Wai Keung                                                  1,833,000               1,833,000           -0-      --
-------------------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2>  Does not include shares underlying warrants.

(3)<F3> Includes shares underlying warrants which entitle the holder to purchase common shares through June 30, 2008.

(4)<F4>  Less than 1%.


                                       49


(5)<F5> Dale D. DeVries exercises voting and/or dispositive powers over these securities.

(6)<F6> John Diepersloot exercises voting and/or dispositive powers over these securities.

(7)<F7> Sarah S. Haney and H. Howland Silleck are the adult children of R. Haydn Silleck. R. Haydn Silleck exercises voting and/or dispositive powers over the securities held in the name of Silleck Investments, LLC.

(8)<F8>  Ryan B. Heller is the adult child of Randy and Carol Heller.

(9)<F9> Paul E. Hinson and Robert S. Hinson are the adult children of Annie S. Hinson and Bob Hinson.

(10)<F10>Jeff Ploen exercises voting and/or dispositive powers over these securities.

(11)<F11>Myron Leon exercises voting and/or dispositive powers over these securities.

(12)<F12>Stella S.F. Liu exercises voting and/or dispositive powers over these securities.

(13)<F13>Jeffrey C. Melnick and Robert A. Melnick are the adult children of Deborah A. Melnick.

(14)<F14>Cory Coppage exercises voting and/or dispositive powers over these securities.

(15)<F15>David H. Jackson exercises voting and/or dispositive powers over these securities.

(16)<F16>Kyle P. Simas and David L. Simas are the adult children of David Simas and Jeanne Simas. Kasey Simas is the minor child of David Simas and Jeanne Simas.

(17)<F17>Randy J. Sasaki exercises voting and/or dispositive powers over these securities.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell some or all of their shares of common stock in one or more transactions, including block transactions:

    o on such public markets or exchanges as the common stock may from time to time be trading;
    o    in privately negotiated transactions;
    o    through the writing of options on the common stock;
    o    in short sales; or
    o    in any combination of these methods of distribution.

         The selling shareholders have set an offering price of US$0.20 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

         In the event of the transfer by the selling shareholders of their shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling shareholder who has transferred his shares.

         The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholder or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholder, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         If, after the date of this prospectus, a selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

         We are bearing all costs relating to the registration of the common stock, which are estimated at US$105,000. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the NASD OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the NASD OTC Bulletin Board.

         We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our business plan, we will at some point in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

         The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law and may, among other things:

    o Not engage in any stabilization activities in connection with our common stock;
    o Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
    o Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                  LEGAL MATTERS

         Harney Westwood & Riegels has given an opinion on the validity of the securities.

                                     EXPERTS

         We have included the financial statements of the company as of December 31, 2004 and 2003, and for the years ended December 31, 2005, 2004 and 2003, in reliance upon the report of Zhong Yi (Hong Kong) C.P.A. Company Limited, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.


                             REPORTS TO STOCKHOLDERS

         As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


                          INDEX TO FINANCIAL STATEMENTS

Financial Statements - Three Months Ended March 31, 2006 and 2005

     Consolidated Balance Sheets (Unaudited)
         March 31, 2006......................................................F-1

     Consolidated Statements of Income (Unaudited
         Three Months Ended March 31, 2006 and 2005..........................F-2

     Consolidated Statements of Cash Flows (Unaudited)
         Three Months Ended March 31, 2006 and 2005..........................F-3

     Notes to Consolidated Financial Statements (Unaudited)..................F-4

Financial Statements - Years Ended December 31, 2005, 2004 and 2003

     Report of Independent Registered Public Accounting Firm................FF-1

     Consolidated Balance Sheets
         December 31, 2005 and 2004.........................................FF-2

     Consolidated Statement of Income
         Years Ended December 31, 2005, 2004 and 2003.......................FF-4

     Consolidated Statement of Stockholders' Equity
         Years Ended December 31, 2005, 2004 and 2003.......................FF-6

     Consolidated Statements of Cash Flows
         Years Ended December 31, 2005, 2004 and 2003.......................FF-7

     Notes to Consolidated Financial Statements.............................FF-9

                   Titanium Group Limited and its Subsidiaries
                           Consolidated Balance Sheet
                              As of March 31, 2006
           (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                                                     US$                 HK$
                                  ASSETS
Current assets:
  Cash and cash equivalents                                                     $     166,961       $    1,302,294
  Accounts receivable, trade                                                          721,208            5,625,424
  Inventories                                                                           5,806               45,287
  Deposits and other recievables                                                      219,720            1,713,816
                                                                                --------------      ---------------
      Total current assets                                                          1,113,695            8,686,821
                                                                                --------------      ---------------
Property and equipment, at cost, net of accumulated depreciation
  Cost                                                                                147,902            1,153,640
  Accumulated depreciation                                                            (52,135)            (406,661)
                                                                                --------------      ---------------
                                                                                       95,767              746,979
                                                                                --------------      ---------------
Other assets                                                                          202,403            1,578,743
                                                                                --------------      ---------------
Total assets                                                                    $   1,411,865       $   11,012,543
                                                                                ==============      ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                                                                $     120,599       $      940,671
  Accounts payable, trade                                                             164,940            1,286,540
  Other taxes payable                                                                   6,518               50,840
  Income Taxes payable                                                                 53,887              420,315
                                                                                --------------      ---------------
      Total current liabilities                                                       345,944            2,698,366
                                                                                --------------      ---------------
Minority interest                                                                       5,901               46,028
                                                                                --------------      ---------------
Stockholders' equity:
 Common stock, US$0.01 (HK$0.078) par value,
   100,000,000 shares authorized, 50,000,000 shares
    issued and outstanding                                                            500,000            3,900,000
 Additional paid-in capital                                                           318,820            2,486,797
 Retained earnings                                                                    241,082            1,880,432
 Accumulated other comprehensive income                                                   118                  920
                                                                                --------------      ---------------
                                                                                    1,060,020            8,268,149
                                                                                --------------      ---------------
                                                                                $   1,411,865       $   11,012,543
                                                                                ==============      ===============


     See accompanying notes to unaudited consolidated financial statements.

                   Titanium Group Limited and its Subsidiaries
                        Consolidated Statements of Income
                   Three Months Ended March 31, 2006 and 2005
           (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                         2006               2006                2005
                                                    --------------     --------------      --------------
                                                          US$                HK$                 HK$
Revenue
  Projects
     Products                                       $     254,240      $   1,983,063       $     724,447
     Services                                             130,800          1,020,239           1,141,940
                                                          385,040          3,003,302           1,866,387
                                                    --------------     --------------      --------------
  Maintenance
     Services                                               9,633             75,140              52,000
                                                    --------------     --------------      --------------
   Total Revenue                                          394,673          3,078,442           1,918,387
                                                    --------------     --------------      --------------
Cost of sales
  Projects
     Cost of products sold                                138,677          1,081,681             244,268
     Cost of services                                      79,428            619,537             839,166
                                                    --------------     --------------      --------------
                                                          218,105          1,701,218           1,083,434
  Maintenance
     Cost of services                                       1,167              9,100               5,840
                                                    --------------     --------------      --------------
   Total cost of sales                                    219,272          1,710,318           1,089,274
                                                    --------------     --------------      --------------

Gross profit                                              175,401          1,368,124             829,113
                                                    --------------     --------------      --------------

Selling, general and administrative expenses              150,523          1,174,083             695,179
Research and development                                   12,115             94,494                 -
                                                    --------------     --------------      --------------
                                                          162,638          1,268,577             695,179
                                                    --------------     --------------      --------------
Income from operations                                     12,763             99,547             133,934
                                                    --------------     --------------      --------------
Other income (expense):
  Government grant income                                   3,043             23,733              17,533
  Interest income                                           2,426             18,922                  14
  Interest expense                                         (2,196)           (17,125)             (1,375)
                                                    --------------     --------------      --------------
                                                            3,273             25,530              16,172
                                                    --------------     --------------      --------------
Income before provision for income taxes and
 minority interest                                         16,036            125,077             150,106
Income tax                                                 (2,667)           (20,800)            (29,350)
                                                    --------------     --------------      --------------
Income before minority interest                            13,369            104,277             120,756
Minority interest                                          (5,901)           (46,028)              7,190
                                                    --------------     --------------      --------------
Net income                                          $       7,468      $      58,249       $     127,946
                                                    ==============     ==============      ==============
Per share information:
Basic and diluted income
  per common share                                  $         -        $       0.001       $       0.003
                                                    ==============     ==============      ==============
Weighted average shares outstanding basic
 and fully diluted                                     50,000,000         50,000,000          47,000,000
                                                    ==============     ==============      ==============
Net income                                          $       7,468      $      58,249       $     127,946
Other comprehensive income
   Effect of foreign currency transactions                    693              5,404               3,871
                                                    --------------     --------------      --------------
Comprehensive income                                $       8,161      $      63,653       $     131,817
                                                    ==============     ==============      ==============

     See accompanying notes to unaudited consolidated financial statements.

                   Titanium Group Limited and its Subsidiaries
                      Consolidated Statement of Cash Flows
                      Three Months Ended March 31, 2006 and
         2005 (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                                    2006               2006                   2005
                                                            --------------     ---------------         --------------
                                                                     US$                HK$                    HK$
Net cash provided by (used in) operating activities         $     (30,711)     $     (239,542)         $     116,636
                                                            --------------     ---------------         --------------
Cash flows from investing activities:
  Acquisition of intangible assets                                (36,023)           (280,977)              (148,855)
  Acquisition of plant and equipment                              (11,420)            (89,077)               (17,680)
                                                            --------------     ---------------         --------------
Net cash used in investing activities                             (47,443)           (370,054)              (166,535)
                                                            --------------     ---------------         --------------
Cash flows from financing activities:
   Repayment of bank overdraft                                    (72,588)           (566,191)               (50,292)
   Repayment of long term bank loan                                   -                   -                  (16,667)
                                                            --------------     ---------------         --------------

Net cash used in financing activities                             (72,588)           (566,191)               (66,959)
                                                            --------------     ---------------         --------------
Effect of exchange gain on cash and cash equivalents                  693               5,404                  3,871
                                                            --------------     ---------------         --------------
Net decrease in cash and cash equivalents                        (150,049)         (1,170,383)              (112,987)
Cash and cash equivalents, beginning of period                    317,010           2,472,677                523,543
                                                            --------------     ---------------         --------------
Cash and cash equivalents, end of period                    $     166,961      $    1,302,294          $     410,556
                                                            ==============     ===============         ==============


Supplemental cash flows information:
  Cash paid for interest                                    $       2,196      $       17,125          $       1,375
                                                            ==============     ===============         ==============
  Income tax paid                                           $       2,243      $       17,500          $       3,677
                                                            ==============     ===============         ==============
Non-cash transactions
  Comprehensive income                                      $         693      $        5,404          $       3,871
                                                            ==============     ===============         ==============


     See accompanying notes to unaudited consolidated financial statements.

                  Titanium Group Limited and its Subsidiaries.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

NOTE 1 - GENERAL

Titanium Group Limited ("Company") was incorporated as an International Business Company with limited liability in the British Virgin Islands ("BVI") under the International Business Companies Act, Cap 291 of the British Virgin Islands on May17, 2004. The Company, through its subsidiary companies, Titanium Technology Limited and Titanium Technology (Shenzhen) Co., Ltd., mainly focus in the development of advanced biometric technology and installation and implement of advanced facial based biometric identification and security projects for law enforcement, mass transportation, and other government and private sector customers.

The accompanying financial statements present the financial position and results of operations of the Company and its subsidiary companies, Titanium Technology Limited and Titanium Technology (Shenzhen) Co., Ltd. (collectively known as "the Group"). The Group's functional currency is the Hong Kong dollar.


NOTE 2 - BASIS OF PRESENTATION OF INTERIM PERIOD

The accompanying unaudited consolidated financial statements as of March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and the requirements of Regulation S-X. They do not include all of the information and footnotes for complete consolidated financial statements as required by GAAP. In management's opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the period ended March 31, 2006 and 2005 presented are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the annual financial statements presented elsewhere in this registration statement.


NOTE 3 - PER SHARE INFORMATION

Basic net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the period ended March 31, 2006, outstanding warrants to purchase 3,000,000 shares of common stock of the Company which were issued in connection with the prior sale of common stock were not considered to have a dilutive effect since the exercise price of the warrants exceeded the average market price of the common stock for that period.

                  Titanium Group Limited and its Subsidiaries.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                   (Continued)


Note 4 - INCOME TAXES

The Group accounts for income taxes in interim periods as required by Accounting Principles Board Opinion No. 28 "Interim Financial Reporting" and as interpreted by FASB Interpretation No. 18, "Accounting for Income Taxes in Interim Periods". The Group has determined an estimated annual effect tax rate. The rate will be revised, if necessary, as of the end of each successive interim period during the Groups fiscal year to the Groups best current estimate.

The estimated annual effective tax rate is applied to the year-to-date ordinary income (or loss) at the end of the interim period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Titanium Group Limited

We have audited the accompanying consolidated balance sheets of Titanium Group Limited and subsidiaries ("the Company") as of December 31, 2004 and 2005, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Titanium Group Limited and subsidiaries at December 31, 2004 and 2005, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 3 and 4 to the consolidated financial statements, the accompanying 2003 and 2004 financial statements have been restated to correct accounting errors and reclassifications made to the consolidated financial statements.

/s/ ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED


Zhong Yi (Hong Kong) C.P.A. Company Limited
Certified Public Accountants

Hong Kong, China

March 7, 2006
(except as to Notes 3 and 6, as to which the date is April 3, 2006 and Notes 2 & 19, as to which the date is April 27, 2006)

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                                    AS OF DECEMBER 31,

                                                                        2005              2005              2004
                                                                       (US$)             (HK$)             (HK$)
                                                                                                      (restated)
ASSETS

Current assets:
   Cash and cash equivalents                                         317,010         2,472,677           523,543
   Accounts receivable from a related
      party                                                                -                 -             1,048

   Accounts receivable                                               604,104         4,712,014         1,436,850
   Amount due from related parties                                         -                 -         1,048,685
   Inventories                                                         8,941            69,737            20,953
   Deposits and other receivables                                    146,684         1,144,141           111,469
                                                               --------------    --------------    --------------

Total current assets                                               1,076,739         8,398,569         3,142,548
                                                               --------------    --------------    --------------

Plant and equipment
  Computer system                                                     30,003           234,026           218,495
  Leasehold improvements                                              96,424           752,110            36,430
  Furniture and fixtures                                               2,867            22,360            19,660
  Office equipment                                                     7,188            56,067            42,667
                                                               --------------    --------------    --------------
                                                                     136,482         1,064,563           317,252
  Less: accumulated depreciation                                     (42,169)         (328,924)         (142,253)
                                                               --------------    --------------    --------------
Plant and equipment, net                                              94,313           735,639           174,999
                                                               --------------    --------------    --------------

Intangible assets, net                                               180,427         1,407,329           862,445
                                                               --------------    --------------    --------------

Total assets                                                       1,351,479        10,541,537         4,179,992
                                                               ==============    ==============    ==============





See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                                  AS OF DECEMBER 31,

                                                                        2005              2005              2004
                                                                       (US$)             (HK$)             (HK$)
                                                                                                      (restated)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank overdraft                                                     193,187         1,506,862            62,850
  Current portion of bank borrowings                                       -                 -            16,667
  Amount due to related parties                                            -                 -           210,797
  Accounts payable                                                    52,970           413,164           607,044
  Deferred revenue                                                         -                 -           263,662
  Income taxes payable                                                53,463           417,015           136,360
                                                               --------------    --------------    --------------

Total current liabilities                                            299,620         2,337,041         1,297,380
                                                               --------------    --------------    --------------

Long-term debt, shareholders' loans                                        -                 -         1,420,000
                                                               --------------    --------------    --------------

Minority interest                                                          -                 -             7,190
                                                               --------------    --------------    --------------

Deferred tax liabilities                                                   -                 -            41,571
                                                               --------------    --------------    --------------

Stockholders' equity:
Common stock, US$0.01
  (HK$0.078) par value,
  100,000,000 shares authorized,
  47,000,000 shares and 50,000,000
  shares issued and outstanding
  at December 31, 2004 & 2005
  respectively                                                       500,000         3,900,000           390,000
Additional paid-in capital                                           318,820         2,486,797                 -
Retained earnings                                                    233,614         1,822,183         1,027,179
Accumulated other comprehensive
  Income                                                                (575)           (4,484)           (3,328)
                                                               --------------    --------------    --------------
                                                                   1,051,859         8,204,496         1,413,851
                                                               --------------    --------------    --------------

Total liabilities and stockholders' equity                         1,351,479        10,541,537         4,179,992
                                                               ==============    ==============    ==============




See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                     YEAR ENDED DECEMBER 31,
                                                     2005              2005              2004             2003
                                                    (US$)             (HK$)             (HK$)            (HK$)
                                                                                   (restated)       (restated)
Revenues
   Projects
      Products                                  1,009,875         7,877,028         4,099,371        2,048,412
      Products sold to related parties                  -                 -           266,791          825,820
      Services                                    628,464         4,902,023         1,414,887          951,859
                                            --------------    --------------    --------------   --------------
                                                1,638,339        12,779,051         5,781,049        3,826,091
                                            --------------    --------------    --------------   --------------
   Maintenance
      Services                                     72,189           563,070           568,203          531,603
                                            --------------    --------------    --------------   --------------
   Total revenues                               1,710,528        13,342,121         6,349,252        4,357,694
                                            --------------    --------------    --------------   --------------
Cost of sales
   Projects
      Cost of products sold                       431,918         3,368,963         1,975,940        1,277,876
      Cost of products sold to related
       parties                                          -                 -           128,607          515,178
      Cost of services                            465,064         3,627,497         1,018,719          685,338
                                            --------------    --------------    --------------   --------------
                                                  896,982         6,996,460         3,123,266        2,478,392
                                            --------------    --------------    --------------   --------------

   Maintenance
      Services                                      8,461            66,000            66,000           66,000
                                            --------------    --------------    --------------   --------------
   Total cost of sales                            905,443         7,062,460         3,189,266        2,544,392
                                            --------------    --------------    --------------   --------------

Gross profit                                      805,085         6,279,661         3,159,986        1,813,302
                                            --------------    --------------    --------------   --------------
Expenses
 Selling, general and
   administrative expenses                       (655,769)       (5,115,000)       (1,818,804)      (2,029,078)
 Research and development costs                   (24,372)         (190,100)                -         (694,918)
                                            --------------    --------------    --------------   --------------
                                                  680,141        (5,305,100)       (1,818,804)      (2,723,996)
                                            --------------    --------------    --------------   --------------
Income (loss) from operations                     124,944           974,561         1,341,182         (910,694)
                                            --------------    --------------    --------------   --------------

Other income (expense)
 Interest expense                                  (3,021)          (23,563)          (16,532)          (6,877)
 Government grant income                            8,854            69,067            55,200          117,615
 Other income                                       3,973            30,987            24,449            1,153
                                            --------------    --------------    --------------   --------------
Total other income                                  9,806            76,491            63,117          111,891
                                            --------------    --------------    --------------   --------------
Income before provision for
 income taxes and minority interest               134,750         1,051,052         1,404,299         (798,803)
Income tax                                        (33,748)         (263,238)         (164,688)         (36,203)
                                            --------------    --------------    --------------   --------------
Income before minority interest                   101,002           787,814         1,239,611         (835,006)
Minority interest                                     922             7,190            30,570           39,785
                                            --------------    --------------    --------------   --------------
Net income                                        101,924           795,004         1,270,181         (795,221)
                                            ==============    ==============    ==============   ==============

Net income per share                                0.002             0.016             0.027           (0.017)
                                            ==============    ==============    ==============   ==============
Weighted average shares
  outstanding
 Basic                                         48,250,000        48,250,000        47,000,000       47,000,000
                                            ==============    ==============    ==============   ==============
 Diluted                                       48,250,000        48,250,000        47,000,000       47,000,000
                                            ==============    ==============    ==============   ==============

See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                     YEAR ENDED DECEMBER 31,
                                                     2005              2005              2004             2003
                                                    (US$)             (HK$)             (HK$)            (HK$)
                                                                                   (restated)       (restated)

Net income                                        101,924           795,004         1,270,181         (795,221)
Other comprehensive income (loss)
  Effect of foreign currency
    transactions                                     (148)           (1,156)           (2,427)            (991)
                                            --------------    --------------    --------------   --------------
Comprehensive income                              101,776           793,848         1,267,754         (796,212)
                                            ==============    ==============    ==============   ==============























See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                     Common stock           Additional         Accumulated
                                                               paid-in       comprehensive           Retained
                                Shares         Amount          Capital              Income           Earnings            Total
                                ------         ------          -------              ------           --------            -----

At January 1, 2003             47,000,000       390,000              -                 90            552,219          942,309
Foreign currency
  translation adjustment                -             -              -               (991)                 -             (991)
Loss for the year                       -             -              -                  -           (795,221)        (795,221)
                             ---------------------------   ------------    ---------------     --------------     ------------

At December 31, 2003           47,000,000       390,000              -               (901)          (243,002)         146,097
Foreign currency
  translation adjustment                -             -              -             (2,427)                 -           (2,427)
Profit for the year                     -             -              -                  -          1,270,181        1,270,181
                             ---------------------------   ------------    ---------------     --------------     ------------

At December 31, 2004           47,000,000       390,000              -             (3,328)         1,027,179        1,413,851
Private placement of
  common stock, net             3,000,000       234,000      3,801,915                  -                  -        4,035,915
Forgiveness of
  shareholders' loan                    -             -      1,960,882                  -                  -        1,960,882
Par value reclassification                    3,276,000     (3,276,000)                 -                  -                -
Foreign currency
  translation adjustment                -             -              -             (1,156)                 -           (1,156)
Profit for the year                     -             -              -                  -            795,004          795,004
                             ---------------------------   ------------    ---------------     --------------     ------------

At December 31, 2005           50,000,000     3,900,000      2,486,797             (4,484)         1,822,183        8,204,496
                             ===========================   ============    ===============     ==============     ============











See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                        YEAR ENDED DECEMBER 31,
                                                          2005           2005             2004             2003
                                                         (US$)          (HK$)            (HK$)            (HK$)
                                                                                    (restated)       (restated)
Cash flow from operating activities:
Net income                                             101,924        795,004        1,270,181         (795,221)
Adjustments to reconcile net loss to
 net cash provided by (used for)
 operating activities:
   Depreciation and amortization                        73,952        576,825          269,316           69,542
   Minority interest in earnings of
    subsidiaries                                          (922)        (7,190)         (30,570)          40,215
   Loss on disposals of long term assets                 3,736         29,144                -                -
Changes in assets and liabilities:
   Accounts receivable from a related party                134          1,048             (780)               6
   Accounts receivable                                (419,892)    (3,275,164)        (233,957)         349,457
   Amount due from related parties                           -              -         (600,355)        (422,797)
   Inventories                                          (6,254)       (48,784)         (20,953)               -
   Deposits and other receivables                     (132,394)    (1,032,672)         (63,609)         (27,650)
   Amount due to related parties                       176,765      1,378,770          280,712           95,820
   Accounts payable                                    (24,856)      (193,880)         (80,708)        (663,231)
   Deferred revenue                                    (33,803)      (263,662)        (263,662)         527,324
   Deferred taxation                                    (5,330)       (41,571)          17,299           24,272
   Income taxes payable                                 35,982        280,655          121,654          (81,178)
                                                ---------------   ------------    -------------    -------------
Net cash provided by operating activities             (230,958)    (1,801,477)         664,568         (883,441)
                                                ---------------   ------------    -------------    -------------

Cash flows from investing activities:
   Additions to plant and equipment                   (100,480)      (783,741)        (121,865)         (80,143)
   Additions to intangible assets                     (118,942)      (927,752)        (914,524)        (136,788)
                                                ---------------   ------------    -------------    -------------
Net cash used for investing activities                (219,422)    (1,711,493)      (1,036,389)        (216,931)
                                                ---------------   ------------    -------------    -------------

Cash flows from financing activities :
   Proceeds from long term bank loan                         -              -                -          300,000
   Repayments of long term bank loan                    (2,137)       (16,667)        (200,000)         (83,333)
   Proceeds from shareholders' loan                          -              -          500,000          920,000
   Net increase/(decrease) in bank overdraft
                                                       185,129      1,444,012         (148,414)         210,049
   Net proceeds from private placement                 517,425      4,035,915                -                -
                                                ---------------   ------------    -------------    -------------
Net cash provided by (used in) financing
  activities                                           700,417      5,463,260          151,586        1,346,716
                                                ---------------   ------------    -------------    -------------

Effect of exchange gain / (loss) on cash and
   cash equivalents                                       (148)        (1,156)          (2,427)            (991)
                                                ---------------   ------------    -------------    -------------

Net increased/ (decreased) in cash and cash
  equivalents                                          249,889      1,949,134         (222,662)         245,353

See accompanying notes to consolidated financial statements.
                                      FF-7

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                                        YEAR ENDED DECEMBER 31,
                                                          2005           2005             2004             2003
                                                         (US$)          (HK$)            (HK$)            (HK$)
                                                                                    (restated)       (restated)
Cash and cash equivalents, beginning of
  the year                                             67,121        523,543          746,205          500,852
                                                 -------------   ------------    -------------    -------------

Cash and cash equivalents, end of the
  year                                                317,010      2,472,677          523,543          746,205
                                                 =============   ============    =============    =============

Supplemental cash flows information:
   Cash paid for interest                               3,021         23,563           16,532            6,877
   Income tax paid                                      3,073         23,971           25,735           93,109

Non-cash transactions
   Comprehensive income / (loss)                         (148)        (1,156)          (2,427)            (991)
   Forgiveness of amount due to related
    parties and shareholders' loan                    251.395      1,960,882                -                -
   Netting off between the amount due from
    related parties with the amount due to
    related parties                                   134,447      1,048,685          360,000                -














See accompanying notes to consolidated financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


1.    ORGANIZATION AND BUSINESS BACKGROUND

      Titanium Group Limited ("Company") was incorporated as an International Business Company with limited liability in the British Virgin Islands ("BVI") under the International Business Companies Act, Cap 291 of the British Virgin Islands on May17, 2004. The Company, through its subsidiary companies, Titanium Technology Limited and Titanium Technology (Shenzhen) Co., Limited, mainly focus in the development of advanced biometric technology and installation and implement of advanced facial based biometric identification and security projects for law enforcement, mass transportation, and other government and private sector customers.

      Facial based biometric identification and security projects are made up of two elements, the biometric products and professional services. The biometric products consist of 3 major proprietary software products 1) Ti-Face, the face recognition engine, 2) ProAccess, a facial based biometric authentication system and 3) ProFacer, a facial based biometric integrated surveillance system. These software products are always bundled with other outside purchased identification and security hardware products, including workstations and live-scan devices, to sell to customers. The professional services include the design, development and integration services of biometric identification and security solutions to customers using the products.

      Titanium Technology Limited also provides other professional services and technical support services to its customers, including information security consulting, remote monitoring system consulting and security audit consulting services.

      The Company and subsidiaries are hereinafter collectively referred to as the "Group".

      Details of the Company's subsidiaries as at December 31, 2005 are described below:

                                 Place of                                     Particulars of
                                 incorporation         Principal activities   issued/                Effective
                                 and kind of legal     and place of           registered share       interest
       Name                      entity                operation              capital                Held
       ----                      ------                ---------              -------                ----
       Titanium Technology       Hong Kong, company    Sales and marketing    30,000 ordinary        100%
       Limited                   with limited          of biometric           shares of HK$1 each
       ("TTL")                   liability             identification and
                                                       security products and  HK$30,000 (US$3,846)
                                                       services

       Titanium Technology       China, company with   Development of         Registered capital     92%
       (Shenzhen) Co., Limited   limited liability     biometric technology
       ("TTLSZ")                                       and new products       HK$1,000,000
                                                       development


                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))



2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      o   Basis of consolidation

      The consolidated financial statements include the financial statements of Titanium Group Limited and its subsidiaries and have been prepared in accordance in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). All significant inter-company balances and transactions have been eliminated in consolidation.

      The interest of the Company in the subsidiaries was acquired by means of exchange for shares in the Company pursuant to a share exchange agreement on June 20, 2005. The transaction is considered to be transfer between entities under common control, within the meaning of US GAAP. Accordingly, the assets and liabilities transferred have been accounted for at historical cost or at their "fair value" at the date of their original acquisition and have been included in the foregoing financial statements as of the beginning of the periods presented.

      o   Use of Estimates

      The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, intangibles and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; valuation of derivative instruments; and assets and obligations related to employee benefits. Actual results could differ from those estimates.

      o   Inventories

      Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average method for all inventories. Inventories consist of computer accessories purchased from various suppliers.

      o   Accounts receivable

      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Group's best estimate of the amount of probable credit losses in the Group's existing accounts receivable. The Group determines the allowance based on historical write-off experience of the Group. The Group reviews its allowance for doubtful accounts on a regular basis. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by industry. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      o   Cash and cash equivalents

      For purposes of reporting cash flows, cash and cash equivalent include cash on hand, amounts due from banks and highly liquid investments with a remaining contractual maturity at the date of purchase of three months or less.

      o   Property and equipment

      Property and equipment are stated at cost less accumulated depreciation and provision for impairment, if any.

      Property and equipment are depreciated at rates sufficient to write off their cost less provision for impairment, if any, over their estimated useful lives on a straight-line basis. Management considers that property and equipment have no significant residual value. The estimated useful lives are as follows:

         Computer system                           5 years
           (hardware and software)

         Furniture and fixtures and office         5 years
           equipment

         Leasehold improvements                    The shorter of their useful
                                                   lives or over the lease terms

      Expenditure for maintenance and repairs is expensed as incurred.

      o   Revenue recognition

      The Group generates revenues principally from contracts for facial based biometric identification and security projects, which typically include outside purchased workstations and live-scans devices, bundled with the Group's proprietary software. In all cases, the customers are granted a license to use the software in perpetuity so long as the software is installed on the hardware for which it was originally intended. The contract price of the Group's facial based biometric identification and security projects generally includes twelve months free post-contract customer support (details see Note 18). The Company also generates revenues from services performed under fixed-price and time-and-material agreements. To a lesser extent, the Company also generates revenues from sales of its proprietary biometrics products and re-sales of products sourced from outside third parties. The Company classifies the revenues generated by these activities as either project products revenue, project services revenue or maintenance services revenue. Maintenance services are what the customer purchases if support and software upgrades are desired after the free twelve-month period.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      The Group applies the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." For arrangements that require significant production, modification, or customization of software, the Company applies the provisions of Accounting Research Bulletin ("ARB") No. 45, "Long-Term Construction-Type Contracts," and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The Group also considers the guidance of the Emerging Issues Task Force ("EITF") Topic 00-21, "Revenue Arrangements with Multiple Deliverables" with respect to the recognition of revenue from the sale of hardware components (separate accounting units) of a multiple deliverable arrangement. While these statements govern the basis for revenue recognition, significant judgment and the use of estimates are required in connection with the determination of the amount of product, maintenance and service revenue as well as the amount of deferred revenue to be recognized in each accounting period. Material differences may result in the amount and timing of the Group's revenue for any period if actual results differ from management's judgments or estimates.

      (1)    Products revenue

      The timing of product revenue recognition is dependent on the nature of the product sold. Product arrangements comprising multiple deliverables including software, hardware, professional services, and maintenance are generally categorized into one of the following:

             FACIAL BASED BIOMETRIC IDENTIFICATION AND SECURITY PROJECTS THAT DO NOT REQUIRE SIGNIFICANT MODIFICATION OR CUSTOMIZATION OF THE GROUP'S SOFTWARE
             Revenue associated with these arrangements, exclusive of amounts allocated to maintenance, for which the Group has vendor-specific objective evidence of fair value ("VSOE"), is recognized upon installation and receipt of written acceptance of the project by the customer when required by the provisions of the contract, provided that all other criteria for revenue recognition have been met. Revenue resulting from arrangements for which VSOE of the maintenance element does not exist is recognized ratably over the maintenance period.

             To date the Group has not made an allocation of contract revenue to separate accounting units since all of the products have been delivered simultaneously and no deferral of revenue would result.

             FACIAL BASED BIOMETRIC IDENTIFICATION AND SECURITY PROJECTS THAT REQUIRE SIGNIFICANT MODIFICATION OR CUSTOMIZATION OF THE GROUP'S
             SOFTWARE:
             Revenue associated with these arrangements is recognized using the percentage of completion method as described by SOP 81-1. The percentage of completion method reflects the portion of the anticipated contract revenue, excluding maintenance that has VSOE, which has been earned, equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue resulting from arrangements for which VSOE of the maintenance element does not exist is recognized ratably over the contractual maintenance period.

             SELF-DEVELOPED SOFTWARE PRODUCTS SALES AND RE-SALE OF PURCHASED THIRD PARTIES PRODUCTS:
             Revenue associated with the sale of these products, excluding maintenance when applicable, is recognized upon shipment to the customer. The amount of these revenues has historically not been significant.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      (2)    Services revenue

      Services revenue is primarily derived from computer engineering services, system design, consulting and integration and maintenance services that are not an element of an arrangement for the sale of products. These services are generally billed on a time and materials basis. The majority of the Group's professional services are performed under time-and-materials arrangements. Revenue from such services is recognized as the services are provided.

      (3)    Maintenance services revenue

      Maintenance revenue consists of fees for providing technical support and software updates, primarily to customers purchasing the primary products. The Group recognizes all maintenance revenue ratably over the applicable maintenance period. The Group determines the amount of maintenance revenue to be deferred through reference to substantive maintenance renewal provisions contained in the arrangement.

      (4)    Interest income

      Interest income is recognized on a time apportionment  basis,  taking into
      account  the  principal   amounts   outstanding  and  the  interest  rates
      applicable.

      (5)    Revenue recognition criteria

      The Group recognizes revenue when persuasive evidence of an arrangement exists, the element has been delivered, the fee is fixed or determinable, collection of the resulting receivable is probable, and VSOE of the fair value of any undelivered element exists. A discussion about these revenue recognition criteria and their applicability to the Group's transactions as follows:

      PERSUASIVE EVIDENCE OF AN ARRANGEMENT: The Group uses either contracts signed by both the customer and the Group or written purchase orders issued by the customer that legally bind the Group and the customer as evidence of an arrangement.

      PRODUCT DELIVERY: The Group deems delivery to have occurred when the products are installed and, when required under the terms of the arrangement, when accepted by the customer. Delivery of other re-sale products are recognized as revenue when products are shipped and title and risk of ownership has passed to the buyer.

      FIXED OR DETERMINABLE FEE: The Group considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment and the payment terms are within its normal established practices. If the fee is not fixed or determinable, the Group recognizes the revenue as amounts become due and payable.

      COLLECTION IS DEEMED PROBABLE: The Group conducts a credit review for all significant transactions at the time of the arrangement to determine the credit-worthiness of the customer. Collection is deemed probable if the Group expects that the customer will pay amounts under the arrangement as payments become due.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      (6) Sales to authorized distributors

      The Group also uses authorized distributors to sell certain of its products and only the authorized distributors are allowed to resell those products. The Group requires the authorized distributors to purchase the products and then sell through the authorized distributors' own distribution channel to the end customers. From the Group's perspective, the authorized distributors are the ordinary customers and the only preferential treatment to them is that the sales prices to distributors have been predetermined in accordance with the distribution agreements, and are approximately 30% to 40% off the recommended retail prices. Once the products are delivered and the distributor has accepted the products, the Group bills the distributor and the distributor is obligated to settle the bill accordingly within the credit period granted. There is no right of return or other incentives given to the distributors. The Group is not required to provide training to authorized distributors.

      o   Deferred Revenue

      Deferred revenue consists primarily of payments received in advance of revenue recognition from maintenance. Revenues from maintenance fees are recognized ratably over the term of the maintenance period.

      o   Intangible assets / Software development costs

      Intangible assets consist of 1) the software licenses costs and patent costs paid to third parties and 2) the capitalized software development costs. The Group reviews software development costs incurred in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. The Group capitalized HK$848,034 and HK$910,536 for the years ended December 31, 2004 and 2005, respectively, for projects ProAccess and ProFacer. The purchased software license costs, patent costs and the capitalized software development costs are amortized over an estimated economic life of 5 years which is consistent with the expected life of these assets. For a detailed breakdown of the intangible assets please refer to Note 7.

      The Group received government funding in the amounts of HK$1,064,820, HK$1,174,345 and HK$756,723 for the years ended December 31, 2003, 2004 and 2005 respectively. This funding income was offset to software-development costs incurred prior to the beginning of the capitalization period. According to paragraph 73 of SOP 97-2, if capitalization of the software-development costs commences pursuant to SFAS No. 86, any income from the funding party under a funded software-development arrangement should be credited first to the development costs prior to capitalization. The following table illustrates the movement of the capitalized software development costs:

                                                      AS OF DECEMBER 31,
                                                     2005           2004
                                                     ----           ----
                                                      HK$            HK$

      Software development costs                  1,667,259       2,022,379
      Grant income                                 (756,723)     (1,174,345)
                                                ------------   -------------

      Capitalized development costs                 910,536         848,034
                                                ============   =============

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      Below is a description of the Group's government funding income:

      Grant and subsidy income represents subsidy from the Government of the Hong Kong Special Administrative Region ("HKSAR") for assisting the Group in development of products of innovative nature. The products developed under this subsidy plan include ProAccess and ProFacer. Pursuant to the agreements made between the Group and HKSAR, HKSAR is required to provide funding to the Group for product development. The funding is made available to the Group in accordance with the milestones as established by the Group and is subject to a ceiling of HK$2,000,000. The Group is not required to repay the Government grant. However, the Group is required to contribute approximately 50% of the overall project cost in accordance with the grant agreement. Upon completion of the project, the Group tenders to the Government its pro rata share of the residual funds remaining in the project account. In addition the Group is obligated to pay the Government a royalty fee of 5% on the gross revenue earned from any activities in connection with the project, up to an aggregate amount equal to the amount subsidized to the Group. The royalty fee paid by the Group for each of the years ended December 31, 2003, 2004 and 2005 amounted to HK$32,647 and HK$34,532 and HK$48,092 respectively.

      The Group is entitled to retain ownership of the intellectual property resulting from the project.

      o   Research and development costs

      Research and development costs are expensed when incurred. The major components of these research and development costs are the labor cost.

      o   Advertising costs

      The Group expenses advertising costs as incurred in accordance with the American Institute of Certified Public Accountants SOP 93-7, "Reporting for Advertising Costs". Advertising expenses amounted to HK$80,303, HK$63,143 and HK$103,749 for the years ended December 31, 2003, 2004 and 2005 respectively.

      o   Income taxes

      The Group accounts for income tax using SFAS No. 109 "Accounting for Income Taxes", which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized. For details please refer to Note 13.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      o   Segment Reporting

      SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments on a basis consistent with the Group's internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Group operates in one principal business segment.

      o   Comprehensive income

      Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statement of stockholders' equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

      o   Foreign currency translation

      The Group's functional currency is the Hong Kong dollar because the majority of the Group's revenues, capital expenditures and operating and borrowing costs are either denominated in Hong Kong dollars or linked to the Hong Kong dollar exchange rate. Accordingly, transactions and balances not already measured in Hong Kong dollars (primarily transactions involving the United States dollar and the PRC Yuan) have been re-measured into Hong Kong dollars in accordance with the relevant provisions of SFAS No. 52, "Foreign Currency Translation". The objective of this re-measurement process is to produce largely the same results that would have been reported if the accounting records had been kept in Hong Kong dollars. The exchange rate adopted throughout the consolidated financial statements where US dollars are presented was US$1 / HK$7.8.

      Cash, receivables, payables, and loans are considered monetary assets and liabilities and have been translated using the exchange rate as of the balance sheet dates. Non-monetary assets and liabilities, including non-current assets and shareholders' equity, are stated at their actual dollar cost or are restated from their historic cost, by applying the historical exchange rate as monthly average exchange rates to underlying transactions.

      o   Equity-based compensation

      The Group adopted SFAS No. 123, "Accounting for Stock-Based Compensation" beginning at its inception. Upon adoption of SFAS No. 123, the Group continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Group did not pay any stock-based compensation during any period presented.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (R), "Share-Based Payment." SFAS No. 123 (R) amends SFAS No. 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS No. 123 (R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123 (R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      an  ESOP)  or  by  incurring  liabilities  (1) in amounts  based  (even in part) on the price of the entity's shares or other equity instruments,  or
      (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective
      (1) for public companies qualifying as SEC small business issuers, as of the first fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first fiscal year or interim period beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS No. 123 (R) to have a material impact on the Group's financial statements.

      o   Paid vacation leave and long service leave obligation

      No accrual for paid vacation leave and long service leave obligation has been provided in the financial statements of the Group. Pursuant to Hong Kong law, Hong Kong employees are generally only entitled to severance pay upon their retirement or upon the termination of their employment without cause provided that they have been employed by the Group for a period of more than five years. As the Group had been in existence for less than five years, the management believes that the provision for long service leave obligation is not required. For paid leave obligation, the Group has adopted a policy that employees would be entitled to take paid holiday leave in each year in accordance with their employment contracts. Any unused vacation leave is forfeited at the end of each calendar year.

      In accordance with the PRC's rules and regulations on employment, the subsidiary is required to pay the employee a payment equals to a month salary for every full year of employment. However, the payment should not be more than twelve month of salary normally earned by that employee. Since all the employees have taken their entitlement of paid vacation leave and management considers that the provision for long service leave obligation would be insignificant, no provision for unused annual paid vacation leave and long service leave obligation has been provided in the financial statements for the years ended December 31, 2004 and 2005.

      o   Impairment of long-lived assets

      In accordance with SFAS Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", long-lived assets, such as plant, and equipment and intangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Intangible assets are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      o   Related parties

      For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

      All material related party transactions have been disclosed in Note 14 to these financial statements.

      o   Per share information

      Basic net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the period ended December 31, 2005, warrants to purchase 3,000,000 shares of common stock of the Company which were issued in connection with the sale of common stock (see Note 11) were not considered to have a dilutive effect since the exercise price of the warrants exceeded the average market price of the common stock for that period.

      o   Recently issued accounting standards

      In December 2004, the FASB issued SFAS Statement No.151,  "Inventory Costs
      - an amendment of ARB No. 43, Chapter 4" ("SFAS 151"), which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Group for inventory costs incurred on or after January 1, 2006. The Group is currently evaluating the impact of SFAS 151 on its financial statements.

      In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29" ("SFAS 153"), which eliminates an exception in APB 29 for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. This Statement will be effective for the Group for non-monetary asset exchanges occurring on or after January 1, 2006. The Group is currently evaluating the impact of SFAS 153 on its financial statements.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Group is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Group is currently evaluating the impact of SFAS 154 on its financial statements.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Group for fiscal years beginning after September 15, 2006. The Group is currently evaluating the impact of SFAS 155 on its financial statements.


3.    RESTATEMENT OF FISCAL YEAR 2003 AND 2004 CONSOLIDATED FINANCIAL STATEMENTS

      We have determined that our accounting for 1) income taxes and 2) grant and subsidy income included in previous filings with the U.S. Securities and Exchange Commission was incorrect. Deferred taxation was previously not recorded as required by SFAS No. 109 "Accounting for Income Taxes" while the grant and subsidy income was not credited to the software-development costs before capitalization as required by paragraph 73 of SOP 97-2 "Software Revenue Recognition". As a result, the consolidated financial statements for the years ended December 31, 2003 and 2004 have been restated to correct the error and their effect is summarized in the table below.

       FOR THE YEAR ENDED DECEMBER 31, 2003

                                                              AS FILED       ADJUSTMENT TO         RESTATED
                                                                                   RESTATE
                                                                   HK$                 HK$              HK$
                                                                   ---                 ---              ---
       CONSOLIDATED STATEMENTS OF OPERATIONS
           Grant and subsidy income                          1,182,435         (1,064,820)         117,615
           Cost of sales                                     2,691,355           (212,963)       2,478,392
           Amortization  expense  (included  in  Cost of
           sales above)                                        237,135           (212,963)          24,172
           Income tax                                           11,931             24,272           36,203
           Net income                                           80,908           (876,129)        (795,221)
           Net income per share, basic and diluted                0.00              (0.02)           (0.02)

       CONSOLIDATED BALANCE SHEETS
           Intangible assets, net                              999,677           (851,857)         147,820
           Deferred taxation                                         -             24,272           24,272


                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


       FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                 AS FILED        ADJUSTMENT TO         RESTATED
                                                                                       RESTATE
                                                                      HK$                  HK$              HK$
                                                                      ---                  ---              ---
       CONSOLIDATED STATEMENTS OF OPERATIONS
           Grant and subsidy income                             1,229,545          (1,174,345)           55,200
           Cost of sales                                        3,571,098            (447,832)        3,123,266
           Amortization  expense (included in Cost of sales
           above)                                                 641,610            (447,832)          193,778
           Income tax                                             147,389              17,299           164,688
           Net income                                           2,013,993            (743,812)        1,270,181
           Net income per share, basic and diluted                   0.04               (0.01)             0.03

       CONSOLIDATED BALANCE SHEETS
           Intangible assets, net                               2,440,815          (1,578,370)          862,445
           Deferred taxation                                            -              41,571            41,571


      The consolidated balance sheets, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity and accumulated comprehensive income are adjusted accordingly to accommodate for the restatements in the consolidated statements of operations.


4.    RECLASSIFICATIONS

      For fiscal year 2004 and 2003, reclassifications have been made to the presentation of the following items:

      o   Accounts receivable
      Certain of the items in the accounts receivable and other receivables in the consolidated balance sheets as of December 31, 2003 and 2004 were reclassified to separately present the accounts receivable from third parties and accounts receivable from a related party. The consolidated statements of cash flows are adjusted accordingly.

      o   Accounts payable and deferred revenue
      Certain of the items in the accounts payable in the consolidated balance sheets as of December 31, 2003 and 2004 were reclassified to separately present the accounts payable and deferred revenue. The consolidated statements of cash flows are adjusted accordingly.

      o   Revenue
      Revenue in the consolidated statements of operations for the years ended December 31, 2003 and 2004 were reclassified to separately present the revenue from third parties and revenue from related party.

      o   Cost of sales
      Cost of sales in the consolidated statements of operations for the years ended December 31, 2003 and 2004 were reclassified to 1) separately present the cost of revenue for third parties and cost of revenue for related parties and 2) present the cost of maintenance service, mainly the salary cost, from selling, general and administrative expenses.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      These reclassifications were made to conform with the presentation for the fiscal year 2005 and did not have any impact on the Group's previously reported net income for those years.


5.    ACCOUNTS RECEIVABLE

                                                  AS OF DECEMBER 31,
                                               2005               2004
                                               ----               ----
                                                HK$                HK$

      Accounts receivable, gross             4,712,014          1,436,850
                                          =============       ============

      No general provision of bad and doubtful debts has been made in these consolidated financial statements. The management considers that the accounts receivable are from reputable customers and expects to collect their outstanding balances in full.


6.    AMOUNT DUE FROM/TO RELATED PARTIES

      Set out below is a summary of amounts due from/to related parties:

                                          AS OF DECEMBER 31,
                                       2005               2004
                                       ----               ----
                                        HK$                HK$

      Due from:
         Shareholder                          -             17,100
         Director                             -          1,031,585
                                   -------------     --------------

      Total                                   -          1,048,685
                                   =============     ==============

      Due to:
         Directors                            -            210,797
                                   =============     ==============


      The balances due from a shareholder and a director are unsecured, non-interest bearing and have no fixed terms of repayment.

      The amount due from a shareholder relates to the payment of the shareholder's non-business related expenses, mainly its annual company secretary fee, over the years. The amount due from a director relates to the Group's advances to the director, who then paid expenditures for the Group's PRC subsidiary, such as salaries, fees, and rent, in cash, since non-cash payment methods are not widely accepted in the PRC. The amount due to directors mainly relates to the business traveling expenses paid by the directors on behalf of the Group.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))



7.    INTANGIBLE ASSETS (RESTATED)

                                                         AS OF DECEMBER 31,
                                                      2005               2004
                                                      ----               ----
                                                       HK$                HK$
                                                                   (restated)

      Product development costs                      1,879,428        968,892
      Patent and license right registration fee        139,636        122,420
                                                   ------------   ------------
                                                     2,019,064      1,091,312
      Less accumulated amortization                   (611,735)      (228,867)
                                                   ------------   ------------

      Total intangible assets, net                   1,407,329        862,445
                                                   ============   ============

      The amortization of the intangible assets is five years and charged to the statements of operations on a straight-line basis.

8.    DEPOSITS AND OTHER RECEIVABLES

                                                    AS OF DECEMBER 31,
                                                  2005               2004
                                                  ----               ----
                                                   HK$                HK$

      Deposits paid                            967,118                  -
      Sundry debtors                             1,932                  -
      Prepayments                               30,243                  -
      Rental and utility deposits              144,848            111,469
                                           ------------      -------------

                                             1,144,141            111,469
                                           ============      =============

      The deposits paid represented the trade deposits paid to certain vendors in PRC for the manufacture of hardware products.

9.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The board of directors considers that the estimated fair value of the Group's financial instruments at 2004 and 2005 are their respective carrying amounts.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash and cash equivalents, trade accounts receivable, amounts due from related parties, bank borrowings, trade accounts payable and shareholders' loan. Except shareholders' loan, the carrying amount of the other financial instruments approximates fair value because of their short maturity. The fair value of non-current shareholder loans (discussed in Note 6) could not be reasonably estimated as there is no fixed repayment dates associated with the instruments.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


10.   LONG TERM BORROWINGS

                                                     AS OF DECEMBER 31,
                                                   2005               2004
                                                   ----               ----
                                                    HK$                HK$

      Bank borrowings                                 -             16,667
      Current portion of bank borrowings              -            (16,667)
                                             -----------       ------------

      Long term portion of bank borrowings            -                  -
                                             -----------       ------------

      Loan from shareholders                          -          1,420,000
                                             -----------       ------------

                                                      -          1,420,000
                                             ===========       ============

      In 2003, TTL entered into a financing agreement with a financial institution in which the financial institution would lend the Group
      HK$300,000. The bank borrowings were unsecured and bearing interest at 5.5% per annum. The loan was to be repaid by 18 monthly installments of HK$18,042. The financing agreement was secured by personal guarantees given by TTL's directors. The loan was fully repaid in 2004


11.   COMMON STOCK

      At the time of incorporation, the Company's authorized capital was 1,000,000 shares of common stock, par value US$0.05. On June 20, 2005, the authorized capital was changed to 100,000,000 shares of common stock, par value US$0.01.

      Pursuant to a share exchange agreement dated June 22, 2005, the Company issued 47,000,000 shares in exchange for the then outstanding shares of TTL and TTSL. They then became wholly owned subsidiaries of the Company.

      On September 30, 2005, certain shareholders agreed to forgive loans made to the Group through that date. The amount of the forgiveness (net of loans made to the shareholders) was contributed to the capital of the Company and aggregated HK$1,106,393.

      During the year ended December 31, 2005, the Company sold 3,000,000 shares of common stock at US$0.20 per share through a private placement and received  aggregate  gross  proceeds  of  HK$4,680,000.  Expenses  of  the offering were approximately HK$644,085, leaving a net proceeds of HK$4,035,915. In addition, the Company issued 3,000,000 common stock purchase warrants to the investors. Each common stock purchase warrant entitles the investor to purchase one share of common stock at an exercise price of US$0.50 per share through June 30, 2008. The Group has determined that the fair value of the warrants at their issue date is not a material amount.

      A reclassification of HK$3,276,000 was made to common stock and additional paid in capital to agree the cumulative amounts paid to the common stock's par value.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


12.   EMPLOYEEE STOCK OPTIONS

      On November 22, 2005, the Company adopted a stock option plan under which options to purchase up to 5,000,000 shares of common stock may be granted. The board of directors will determine the exercise price for each option at the time the options are granted. The exercise price for shares will be no less than 100% of the fair value of the common stock at the date such options are granted. The board will also determine when options become exercisable. The term of an option would be no more than 10 years from the date of grant. No option would be exercised after the expiration of its term. No options have been granted to any employees.

13.       INCOME TAXES (RESTATED)

      Under the current BVI law, the Company's income is not subject to taxation. Subsidiaries operating in Hong Kong and the PRC are subject to income taxes. The provision for current income taxes of the subsidiary operating in Hong Kong has been calculated by applying the current rate of taxation of 17.5% for 2003 to 2005 to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable. Deferred tax, where applicable, is provided under the liability method at the rate of 17.5% for 2003 to 2005, being the effective Hong Kong statutory income tax rate applicable to the ensuing financial year, on the difference between the financial statement and income tax bases of measuring assets and liabilities. The basic corporate tax rate for Foreign Investment Enterprises ("FIEs") in the PRC is currently 33% (30% state tax and 3% local tax).

      The provision for income tax consists of the following:
                                            YEAR ENDED DECEMBER 31,
                                  2005                2004                2003
                                  ----                ----                ----
                                   HK$                 HK$                 HK$
                                                (restated)          (restated)

      Current tax              304,809             147,389              11,931
      Deferred tax             (41,571)             17,299              24,272
                           ------------       -------------       -------------

                               263,238             164,688              36,203
                           ============       =============       =============

      The income (loss) generated in BVI, HKSAR and PRC before income taxes for the years ended December 31, 2003, 2004 and 2005 respectively, was as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                2005                2004                2003
                                                                ----                ----                ----
                                                                 HK$                 HK$                 HK$
                                                                              (restated)          (restated)
      Loss in British Virgin Islands before income
        taxes                                              (987,760)                  -                   -
      Profit/(loss) in Hong Kong before income
        taxes                                             2,326,412           1,786,427            (301,480)
      Loss in PRC before income taxes                      (287,600)           (382,128)           (497,323)
                                                       -------------       -------------      --------------

                                                          1,051,052           1,404,299            (798,803)
                                                       =============       =============      ==============

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      A reconciliation of the income tax expense to the amount computed by applying the current tax rate to the income before income taxes in the consolidated statements of income is as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                  2005                 2004                2003
                                                                  ----                 ----                ----
                                                                   HK$                  HK$                 HK$
                                                                                 (restated)          (restated)
      Income before income taxes and minority
          interests                                          1,051,052            1,404,299           (798,803)
      HKSAR Income tax rate                                      17.5%                17.5%               17.5%
      Income tax expenses at HKSAR tax rate on
          income before income tax                             183,934              245,752           (139,790)
      Effect of BVI and PRC tax losses                         223,188               66,872              87,031
      Tax benefit (expenses) arising from items
          which are not assessable (deductible)
         for tax purposes                                     (102,313)            (165,235)             40,828
                                                       ----------------    -----------------   -----------------

                                                               304,809              147,389              11,931
                                                       ================    =================   =================

      The primary components of temporary differences which give rise to the Group's deferred tax liabilities are as follows:

                                                    AS OF DECEMBER 31,
                                                 2005                2004
                                                 ----                ----
                                                  HK$                 HK$
                                                               (restated)

      Plant and equipment                           -              41,571
                                            ==========        ============


14.   RELATED PARTY TRANSACTIONS

                                                                           YEAR ENDED DECEMBER 31,
                                                                  2005               2004               2003
                                                                  ----               ----               ----
                                                                   HK$                HK$                HK$
      Sales of products to a related company         (a)
         controlled by a shareholder of the Group                    -            266,791            825,820


      Notes:
      (a) For the years ended December 31, 2003 and 2004, the Group had entered into sales contracts with Ericorps Creation (HK) Limited, a company owned by a shareholder of the Group. Pursuant to these sales contracts, the Group sold its proprietary software products to Ericorps Creation (HK) Limited. The prices were determined with reference to the market prices. As of December 31, 2004 and 2005 the balances due from Ericorps Creation (HK) Limited amounted to HK$1,048 and HK$0 respectively.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


15.   SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

      The Group considers its business activities to constitute one single segment. The Group's chief operating decision makers use consolidated results to make operating and strategic decisions. The geographic distribution of the Group's customers are:

      -   Hong Kong, including the government and commercial sectors;
      -   PRC, mainly the government sector;
      -   International, mainly casino, retail and commercial sectors.

      An analysis of the Group's revenues and net assets by region are as follows:

                                                         AS OF DECEMBER 31,
                                                     2005                2004
                                                     ----                ----
                                                      HK$                 HK$
                                                                   (restated)
      Net assets
      - Hong Kong                               7,552,245           1,327,319
      - PRC                                      (202,238)             86,532
      - International                                   -                   -
                                              ------------      --------------

                                                7,350,007           1,413,851
                                              ============      ==============

                                              YEAR ENDED DECEMBER 31,
                                     2005            2004                2003
                                     ----            ----                ----
                                      HK$             HK$                 HK$

      Revenue
      - Hong Kong               7,081,868       5,123,767           4,209,989
      - PRC                     2,344,574         810,065                   -
      - International           3,915,679         415,420             147,705
                             -------------    ------------      --------------

                               13,342,121       6,349,252           4,357,694
                             =============    ============      ==============

16.   COMMITMENTS AND CONTINGENCIES

      Leases

      The Group rented offices under operating lease agreements. The net aggregate future lease payments under non-cancelable operating leases as of December 31, 2005 is as follows:

                                                                           2005
                                                                            HK$

      2006                                                              284,340
      2007                                                              284,340
      2008                                                              142,170
                                                                   -------------

                                                                        710,850
                                                                   =============

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      The Group expenses rental payments as incurred and includes such payments in administrative expenses in the consolidated statements of operations. Rental payments amounted to HK$ 205,637, HK$ 207,088 and HK$ 262,518 for each of the years ended December 31, 2003, 2004 and 2005 respectively.


17.   CONCENTRATIONS AND RISKS

      Major Customers

      The following is a table summarizing the revenues from customers that individually represent greater than 10% of the total revenues for the years ended December 31, 2003, 2004 and 2005 and their outstanding balances as at each year-end date:

                                                                               YEAR ENDED DECEMBER 31,
                                                                       2005               2004              2003
                                                                       ----               ----              ----
                                                                        HK$                HK$               HK$
      Customer A                                        (a)       1,755,000                  -                 -
      Customer B                                        (b)       1,538,642                  -                 -
      Customer C                                        (c)       1,532,700                  -                 -
      Customer D                                        (d)       1,606,855            351,662           662,272
      Customer E                                        (e)               -          1,277,656             5,000
      Customer F                                        (f)          62,400            809,200                 -
      Customer G                                        (g)               -            266,791           825,820
      Customer H                                        (h)          42,878             96,888           517,520
      Customer I                                        (i)         364,770            585,158           438,580


      (a) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $Nil, $Nil and $1,316,250.
      (b) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $Nil, $Nil and $1,538,462.
      (c) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $Nil, $Nil and $Nil.
      (d) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $1,940, $Nil and $200,000.
      (e) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $5,000, $Nil and $Nil.
      (f) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $Nil, $801,550 and $13,750.
      (g) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $268, $1,048 and $Nil.
      (h) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $187,630, $Nil and $Nil.
      (i) As of December 31, 2003, 2004 and 2005, the balances due to the Group amounted to $Nil, $Nil and $50,950.

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


      Credit Risk

      Financial instruments that are potentially subject to credit risk consist principally of trade receivables. The Group believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Group does not generally require collateral from customers. The Group evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

      Exchange risk

      The Group cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Group could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of HK$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

18.   PRODUCT WARRANTIES AND POST-CONTRACT CUSTOMER SUPPORT

      Under the terms of the contracts, the Group will provide both product warranty and post-contract customer support ("PCS") to its customers for a period of twelve months, free of charge and then at the discretion of the customers, enter into definite maintenance contracts.

      The Group's standard warranty for its software products generally covers a twelve-month period. The Group has not experienced any material returns where it was under obligation to honor this standard warranty provision. Warranty claims on hardware deficiencies are covered by the particular hardware suppliers. As such, no reserve for product warranty has been provided in the accompanying consolidated balance sheets or reflected in the result of operations for the three years ended December 31, 2003, 2004 and 2005.

      The nature of the PCS consists of the provision of a technical support telephone hotline to the customers. As the usage of this hotline is very seldom, the Group did not maintain any specific personnel to operate this hotline. As a result, the cost of the PCS during the free support period is insignificant and no reserve for the cost of PCS is required.


19.   BANK OVERDRAFT

      TTL had a bank overdraft balance of HK$62,850 at December 31, 2004. That overdraft was not subject to a formal credit facility agreement with the bank. In June 2005, TTL entered into a formal overdraft facility agreement with a Hong Kong bank. The overdraft facility agreement was amended in February 2006. The maximum amount that TTL may draw is calculated as 60% of eligible accounts receivable or HK$2,000,000, whichever is lower. The amount of the overdraft at December 31, 2005 was HK$1,506,862. The average month end amount of the overdraft for the year ended December 31, 2005 was HK$841,596. The bank overdraft is subject to an interest rate of 1.5% per annum over the Hong Kong Prime Rate (8% at December 31, 2005) or 2% per annum over the overnight HIBOR (6.32% at December 31, 2005), whichever is higher. The interest rate being charged on the loan at December 31, 2005 was 9.5% per annum. The weighted average interest rate for the year ended December 31, 2005 was 8.5%. TTL incurred interest expense on this overdraft facility of HK$22,188 for the year ended December 31, 2005. The

                     TITANIUM GROUP LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

      overdraft facility is reviewed by the bank on a monthly basis and is subject to cancellation at the discretion of the bank. TTL is required to deposit payments of accounts receivable in the account to which the overdraft applies. The overdraft facility is secured by all of the assets of TTL and is personally guaranteed by the directors of TTL. The annual facility fee for 2005 was HK$2,500. The annual facility fee for 2006 is HK$7,500.

Until September 12, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.